UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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NewLink Genetics Corporation
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NEWLINK GENETICS CORPORATION
2503 South Loop Drive
Ames, IA 50010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 2, 2012
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of NEWLINK GENETICS CORPORATION, a Delaware corporation (the “Company”). The meeting will be held on Friday, November 2, 2012 at 9:00 a.m. local time at NewLink Genetics, 2503 South Loop Drive, Suite 5100, Ames, IA 50010 for the following purposes:

1.
To elect the Board’s nominee for director named herein, to serve until the 2015 Annual Meeting of Stockholders and his successor is duly elected and qualified. The Company’s Board of Directors intends to present the following nominee for election as director:

Ernest J. Talarico, III

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is September 20, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
This year, we are utilizing the Internet as a means of furnishing proxy materials to certain of our stockholders. Consequently, many stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. NewLink Genetics Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about September 21, 2012.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. For detailed information regarding voting instructions, please refer to the section entitled “How Do I Vote?” on page 2 of the Proxy Statement.

By Order of the Board of Directors

/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

Ames, Iowa
September 21, 2012

Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission, NewLink Genetics Corporation has elected to provide access to its proxy materials for certain stockholders over the Internet. Accordingly, stockholders of record at the close of business on September 20, 2012 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement thereof. NewLink Genetics Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about September 21, 2012.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you , or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NEWLINK GENETICS CORPORATION

Notice of Annual Meeting of Stockholders
Questions and Answers About These Proxy Materials and Voting
Proposal 1 - Election of Directors
Information Regarding the Board of Directors and Corporate Governance
Proposal 2 - Advisory Vote on Executive Compensation
Proposal 3 - Advisory Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation
Proposal 4 - Ratification of Selection of Independent Registered Public Accounting Firm
Executive Officers
Significant Employees
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Certain Relationships and Related Transactions, and Director Independence
Householding of Proxy Materials
Other Matters and Signatures

NEWLINK GENETICS CORPORATION
2503 South Loop Drive
Ames, Iowa 50010

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 2, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet to certain of our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials, and those stockholders that do not receive a Notice will be provided with a printed set of our proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about September 21, 2012 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after October 2, 2012.
How do I attend the annual meeting?
The meeting will be held on Friday, November 2, 2012 at 9:00 a.m. local time at NewLink Genetics, 2503 South Loop Drive, Suite 5100, Ames, IA 50010. Directions to the annual meeting may be found at http://linkp.com/contact/index.html. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on September 20, 2012 will be entitled to vote at the annual meeting. On this record date, there were 20,900,628 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on September 20, 2012 your shares were registered directly in your name with NewLink Genetic Corporation’s transfer agent, BNY Mellon Shareholder Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on September 20, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”

and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of one director;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•	Ratification of selection by the Audit Committee of the Board of Directors of KPMG, LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 1:00 a.m., Central Time, on November 2, 2012 to be counted.

•
To vote through the internet, go to http://www.envisionreports.com/NLNK to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 1:00 a.m., Central Time, on November 2, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from NewLink Genetics Corporation. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of September 20, 2012.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or a copy of our proxy materials containing voting instructions from that organization rather than from NewLink Genetics Corporation. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee for director, “For” the advisory approval of executive compensation, for “One Year” as the preferred frequency of advisory votes to approve executive compensation and "For" ratification of the selection by the Audit Committee of the Board of Directors of KPMG, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?
If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to NewLink Genetic Corporation’s Secretary at 2503 South Loop Drive, Suite 5100, Ames, IA 50010.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 24, 2013, to NewLink Genetic Corporation’s Secretary, 2503 South Loop Drive, Ames, Iowa 50010. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. We have not yet selected the date of the annual meeting of stockholders for next year, but we are considering holding the meeting in May 2013. If the date of the annual meeting is advanced or delayed more than thirty (30) days before or after the anniversary of the date of this annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Nominations for director for inclusion in next year’s proxy materials must comply with the requirements of Section 5(b)(i) in the Company’s Bylaws, must be submitted to Company Secretary, NewLink Genetics Corporation, 2503 South Loop Drive, Ames, IA 50010, and, in the absence of a change of the date of the annual meeting of more than 30 days prior to or after the anniversary of this annual meeting, must be submitted no later than the close of business on August 4, 2013, nor earlier than the close of business on July 5, 2013.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposal Nos. 2 and 4, and will have the same effect as “Against” votes. For Proposal No. 3, the abstentions will be counted towards the vote total, and will have the same effect as votes against each of the proposed frequencies. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For Proposal No. 1, the election of directors, the nominee receiving the most “For” votes (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•
For Proposal No. 2 the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

•
For Proposal No. 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as a vote “Against” each of the proposed voting frequencies. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

•
To be approved, Proposal No. 4, ratification of the selection of KPMG, LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2012, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 20,900,628 shares outstanding and entitled to vote. Thus, the holders of 10,450,315 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
NewLink Genetic Corporation’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has seven members. However, as we previously reported, two directors that would ordinarily be part of the class to be elected at this annual meeting have indicated that they will not stand for re-election at this annual meeting of stockholders. Therefore, the Board of Directors has approved a resolution reducing the number of directors to five members immediately prior to the election of directors in conjunction with the departure of these two directors from the Board of Directors. The Board of Directors has commenced the search for suitable replacement directors and intends to increase the size of the Board of Directors to accommodate replacement directors once they are identified and evaluated. Accordingly, there is one director in the class whose term of office expires in 2012 that has been nominated for re-election. The nominee, listed below, is currently a director of the Company and was previously elected by the stockholders. If elected at the annual meeting, the nominee would serve until the 2015 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by NewLink Genetics Corporation. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Director Nominees
The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING

Name of Nominee	Age	Position Held with Company	Committees	Director Since
Ernest J. Talarico, III	41	Director	Compensation Committee Audit Committee	1999

Ernest J. Talarico, III has served as a director since 1999. Mr. Talarico has worked for Mesirow Financial Holdings, Inc., a diversified financial services firm headquartered in Chicago, Illinois since 1998, where he has been a Managing Director since June 2008. Prior to becoming Managing Director, Mr. Talarico served as Senior Vice President from 2005 to 2008, Vice President from 2003 to 2005 and Investment Executive from 1998 to 2003. Mr. Talarico specializes in financial planning and asset allocation, as well as other wealth accumulation and preservation strategies for individuals and businesses. Mr. Talarico sits on several boards and committees, including the Mutual Fund Committee at Mesirow Financial and the Select Advisory Board and Committee at Mesirow Financial. Mr. Talarico has also been the Chairman for the local chapter of the Cystic Fibrosis Foundation and the Founder and Chairman of the Talarico Ataxia Foundation. Mr. Talarico holds a bachelor's degree from the University of Iowa as well as licenses in equities, options and managed futures.

The Nominating and Corporate Governance Committee believes that Mr. Talarico's experience with the Company, as a director since inception, brings continuity to the Board of Directors. In addition, the Nominating and Corporate Governance Committee believes that Mr. Talarico's extensive experience in the investment management business provides important experience in corporate finance and investor relations and provides the background necessary for him to serve as a member of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Paul R. Edick was appointed to the Board of Directors on July 29, 2011. Since July 2010, Mr. Edick has been the Chief Executive Officer of Durata Therapeutics, a start-up biopharmaceutical company. From 2008 to 2010, Mr. Edick was Chief Executive Officer of Ganic Pharmaceuticals, a specialty pharmaceutical company. From 2006 to 2008, Mr. Edick was Chief Executive Officer of MedPointe Healthcare Inc., a specialty pharmaceutical company until its acquisition. From 2002 to 2006, Mr. Edick was President of MedPointe Healthcare Inc. From 1994 to 2002, Mr. Edick worked in a series of positions at G. D. Searle and its acquirer, Pharmacia Corporation, where he led G. D. Searle's U.S. managed care organization from 1994 to 1995, its U.S. marketing organization from 1995 to 1996 and its Global Pain & Inflammation Business from 1996 to 1997. In 1998, Mr. Edick was named G. D. Searle's VP-Canada & Latin America. In 1999, Mr. Edick became President of Asia Pacific, Canada & Latin America. In 2000, upon Pharmacia's acquisition of G. D. Searle, Mr. Edick was named Group Vice President and President, Asia Pacific/Latin America at Pharmacia. From 2008 to 2011, Mr. Edick was a director and Chairman of the Board of Directors of Life Cycle Pharma, a public technology-based biotech company located in Copenhagen, Denmark. In addition, Mr. Edick has been a director of Amerita, Inc. since 2000 and was a director of Informed Medical Communications from 2006 to 2011. Mr. Edick holds a B.A. in Psychology from Hamilton College, Clinton.

Joseph Saluri has served as a director since May 2010. Mr. Saluri has served as Vice President and General Counsel for Stine Seed Company and its affiliates since July 1999. As part of his duties for Stine, he works to establish collaborative licensing, research and marketing alliances with international biotechnology and agribusiness companies, in addition to managing the legal and intellectual property affairs for the Stine Companies. Previous to his employment with Stine, Mr. Saluri was an attorney and solicitor at law with Nicholas Critelli Associates, PC, in Des Moines and London. Mr. Saluri received a B.S./B.A. from Drake University and a J.D. from Drake University Law School.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

Charles J. Link, Jr., M.D. founded the Company in 1999 and has served as Chairman of the Board of Directors and Chief Scientific Officer since inception in 1999. He served as President from 2001 to 2009 and has served as Chief Executive Officer since 2003. Dr. Link has also served as Chairman and Chief Executive Officer of BioProtection Systems Corporation, or BPS, from 2005 and was its Chief Scientific Officer from 2005 to 2009. Dr. Link has been a practicing oncologist at the Medical Oncology and Hematology Associates of Iowa since 1995. From 1995 to 2003, Dr. Link served as the Director of the John Stoddard Cancer Research Institute, which he co-

founded. Dr. Link served as a Medical Oncology Clinical Fellow at the National Cancer Institute, or NCI, National Institutes of Health, or NIH, from 1988 to 1991. Dr. Link attended the U.S. Air Force Academy from 1977 to 1980. Dr. Link holds a B.A. from Stanford University, an M.D. from Stanford University School of Medicine and is certified in Internal Medicine by the American Board of Internal Medicine and has previously been certified in Medical Oncology.

Thomas A. Raffin, M.D. has served as a member of the Board of Directors since 1999 and is currently the Company's Lead Independent Director. Dr. Raffin has spent 30 years on the faculty at Stanford University School of Medicine, where he is the Colleen and Robert Haas Professor Emeritus of Medicine and Biomedical Ethics. Over the past two decades, Dr. Raffin has worked extensively in the healthcare and medical device business sectors and was an advisor to Cell Therapeutics Inc. (1993-1997), Broncus Technologies (1997-2004), iMedica (1998-2002), and Inhale Technologies (1998-2001). He co-founded Rigel Pharmaceuticals, a publicly traded company, in 1996. In 2001, he co-founded Telegraph Hill Partners, a San Francisco life sciences private equity firm as a General Partner. Dr. Raffin has been a director of the following Telegraph Hill Partners private portfolio companies: AngioScore, Confirma, Freedom Innovations, LDR, and PneumRx; and has worked closely with Estech and Vidacare. Dr. Raffin received a B.A. from Stanford University and an M.D. from Stanford University School of Medicine and did his medical residency at the Peter Bent Brigham Hospital (now Brigham and Women's Hospital) in Boston.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors or nominees are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Raffin, Mr. Saluri, Mr. Edick, and Mr. Talarico. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Dr. Charles Link, Jr., the Company’s Chief Executive Officer, Chief Scientific Officer and Chairman of the Board of Directors is not an independent director by virtue of his employment with the Company. The Company’s definitions of “independence” for its directors can be located on its corporate website at http://investors.linkp.com/documentdisplay.cfm?DocumentID=9860.

BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Charles Link, Jr.. The Board has also appointed Dr. Raffin as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

The Board appointed Dr. Raffin as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered , among other duties and responsibilities, to develop the agenda for meetings of the Board of Directors and with committee chairs to develop the agendas for meetings of committees, preside over Board meetings in the absence of the officers, and will oversee the Board’s annual evaluation of the Company’s Chief Executive Officer’s performance.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while the Board is responsible for monitoring and assessing strategic risk exposure, the audit committee has the responsibility to consider and discuss the major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of NewLink Genetics Corporation’s accounting and financial reporting processes. The nominating and corporate governance committee monitors the effectiveness of the corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The compensation committee assesses and monitors whether any compensation policies and programs have the potential to encourage excessive risk-taking. The entire Board and its Committees address risk management issues from time-to-time and at least annually meet with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the 2011 fiscal year for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Dr. Charles Link, Jr.
Dr. Thomas Raffin		X*	X*
Dr. Sarah Alexander			X
Mr. David Lundquist	X*
Mr. Joseph Saluri		X	X
Mr. Ernest Talarico, III	X	X
Mr. Paul Edick	X

Total meetings in fiscal 2011	2	4	2
*Committee Chairperson
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee during 2011 meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Below is a description of each committee of the Board of Directors.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors;

determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company's annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Lundquist, Mr. Edick and Mr. Talarico. The Audit Committee met two times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company's website at www.linkp.com in the “Investors - Corporate Governance” section.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that each member of the Company's Audit Committee during 2011 meets the independence requirement (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards), except for Mr. Talarico, but the Board of Directors has determined that Mr. Talarico currently meets these independence requirements.

The Board of Directors has also determined that Mr. Lundquist qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lundquist's level of knowledge and experience based on a number of factors, including his formal education and his ten years of experience as an Executive Vice President-Finance of a public reporting company.

Mr. Lundquist has advised the Board that he does not intend to stand for re-election at the 2012 Annual Meeting. Effective at the 2012 Annual Meeting, Mr. Lundquist will no longer serve on the Board or in his capacity as Chair of the Audit Committee. The Board is actively recruiting a replacement Board member who qualifies as an audit committee financial expert under SEC rules.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE
Mr. David Lundquist (Chair)
Mr. Ernest Talarico, III
Mr. Paul Edick

(1) The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors: Dr. Raffin, Mr. Saluri, and Mr. Talarico. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met four times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company's website at www.linkp.com in the “Investors - Corporate Governance” section.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors to oversee the Company's compensation policies, plans and programs and to review and determine the compensation to be paid to the Company's executive officers and other senior management. Specific responsibilities of the Compensation Committee include:

•	determining the compensation and other terms of employment of the Company's executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
evaluating and recommending to the Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company's executive officers.

Each year, the Compensation Committee reviews with management the Company's Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets regularly in executive session. In carrying out its responsibilities, the Compensation Committee receives and evaluates the compensation recommendations made by the Company's Chief Executive Officer. None of the Company's executive officers participates in the discussions regarding his own compensation. Based on the evaluation of management's suggestions, the Compensation Committee then makes formal recommendations regarding executive compensation decisions to the full Board of Directors. In making these recommendations, the Compensation Committee does not delegate any of its functions to others. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

For more information about our Compensation Committee and our compensation program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL ENDING DECEMBER 31, 2011 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2009, members of the Compensation Committee consisted of

Dr. Raffin and Mr. Talarico and for the fiscal years ended December 31, 2010 and 2011, members of the Compensation Committee consisted of Dr. Raffin, Mr. Talarico, and Mr. Saluri. None of the members of the Compensation Committee is currently, or has ever been at any time since the Company's formation, one of the Company's officers or employees. None of our officers currently serve, nor have they served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of the Board of Directors or Compensation Committee.

Compensation Committee Report (2)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Dr. Raffin (Chair)
Mr. Saluri
Mr. Talarico

(2) The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the Company's corporate governance functions on behalf of the Board, making recommendations to the Board regarding corporate governance issues, identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board and reviewing and evaluating incumbent directors, or recommending to the Board for selection candidates to the Board, and making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Alexander, Dr. Raffin, and Mr. Saluri. All members of the Nominating and Corporate Governance Committee during 2011 are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).The Nominating and Corporate Governance Committee met two times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company's website and www.linkp.com in the “Investors - Corporate Governance” section.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2010, the Nominating and Corporate Governance Committee retained a third party search firm to assist in the process of identifying or evaluating director candidates. During the fiscal year 2012, the Nominating and Corporate Governance Committee retained the same search firm to assist in the identification and evaluation of new Board members. That search is ongoing.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address:

NEWLINK GENETICS CORPORATION
Attn: Nominating and Corporate Governance Committee

2503 South Loop Drive
Ames, IA 50010

no later than then close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the mailing of the Company's proxy statement for the last Annual Meeting of the Stockholders. The Company has not yet selected the date of the annual meeting of stockholders for next year, but is considering holding the meeting in May 2013. If the date of the annual meeting is advanced or delayed more than thirty (30) days before or after the anniversary of the date of this annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company's stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.linkp.com in the “Investors – Corporate Governance – Contact the Board” section.

CODE OF ETHICS

The Company has adopted the NewLink Genetics Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.linkp.com in the “Investors – Corporate Governance” section. The Company amended the code of ethics in November 2011 prior to the Initial Public Offering (IPO) and any future amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the Securities and Exchange Commission and NASDAQ.

CORPORATE GOVERNANCE GUIDELINES
The Board of Directors adopt Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.linkp.com in the “Investors – Corporate Governance” section.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are consistent with the Company's strategic compensation and retention needs and designed to align our executive officers' compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success and to reflect the teamwork philosophy of our executive management team. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2013 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every year.
After careful consideration and dialogue with our stockholders, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including the Company’s practice of annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices. Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the annual meeting:
“RESOLVED, that the frequency of every [one year][two years][three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG, LLP has audited the Company’s financial statements since its inception in 1999. Representatives of KPMG, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG, LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG, LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and December 31, 2010, by KPMG, LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2011	2010
	(in thousands)
Audit Fees	$657,407	$445,479
Audit-related Fees (specifically describe audit-related fees incurred)	------	------
Tax Fees (specifically describe tax fees incurred)	$12,248	------
All Other Fees (specifically describe all other fees incurred)	------	------
Total Fees	$669,655	$445,479

In the above table, in accordance with the SEC's definitions and rules, “Audit Fees” are fees the Company paid for professional services for the audit of the Company's financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for services that are normally provided by an accountant in connection with statutory and regulatory filings and for comfort letters related to the Company's registration statement. “Tax Fees” include all services performed by professional staff in the independent registered public accounting firm's tax division (except those relating to audit or audit-related services), including fees for tax compliance, planning and advice.

All Audit Fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services has been delegated to the Chairperson of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

In connection with the audit of the 2011 financial statements, the Company entered into an engagement agreement with KPMG, LLP which sets forth the terms by which KPMG, LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS

Name	Age	Position
Executive Officers
Charles J. Link, Jr., M.D.	53	Chief Executive Officer, Chief Scientific Officer, Chairman of the Board of Directors
Nicholas N. Vahanian, M.D.	45	President, Chief Medical Officer
Gordon H. Link, Jr.	58	Chief Financial Officer

Our officers are appointed by and serve at the direction of our Board. There are no family relationships between our directors, nominees for director and executive officers.
Charles J. Link, Jr., M.D. See Dr. Link’s biography in Proposal Number 1 – Election of Directors
Nicholas N. Vahanian, M.D. has served as the Company's Chief Medical Officer since 2001, Chief Operations Officer since 2003 and President since 2009. Dr. Vahanian served as a research scientist at the NCI from 1992 to 1994 and at the National Center for Human Genome Research, NIH from 1994 to 1995. He completed his Molecular Oncology Fellowship at the John Stoddard Cancer Research Institute from 1999 to 2000. Dr. Vahanian holds a B.S. in Biology from Virginia Commonwealth University. Dr. Vahanian attended St. Barthalomew's and Royal London Hospital Medical College. He also holds an M.B.A. from the University of Notre Dame.
Gordon H. Link, Jr. has served as the Company's Chief Financial Officer since 2008. Previously, Mr. Link worked for Tapestry Pharmaceuticals, Inc., or Tapestry, as Chief Executive Officer from April to July 2008, Senior Vice President and Chief Financial Officer from 2002 through 2008, President of the Genomics Division from 2000 to 2002 and Vice President and Chief Financial Officer from 1993 to 2002. At Tapestry, Mr. Link directed a staff of five to ten individuals in areas of accounting, cash management, financial planning and analysis, risk management, financial reporting and investor relations. Mr. Link also worked with Tapestry's Board of Directors on financial, business and corporate development matters and coordinated Tapestry's initial public offering and subsequent follow-on public offerings of common stock. On April 4, 2008, the Tapestry Board of Directors appointed Mr. Link as Chief Executive Officer to manage the winding up of Tapestry in bankruptcy. Tapestry filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code on March 19, 2009. Prior to joining Tapestry, Mr. Link served as Corporate Controller of Synergen, Inc., Treasurer of the Syntex-Synergen Neuroscience Joint Venture, Treasurer of Synergen Development Corporation and Audit Manager with Deloitte & Touche USA LLP. Mr. Link received a B.S. from Rensselaer Polytechnic Institute and a B.A. in accounting from Metropolitan State College. Mr. Link is not related to the Company's Chief Executive Officer, Dr. Charles Link.
SIGNIFICANT EMPLOYEES

Significant Employees
Name	Age	Position
Mario Mautino, Ph.D.	46	Vice President-Drug Discovery Module, Intellectual Property Officer
W. Jay Ramsey, M.D., Ph.D.	55	Quality Assurance Officer

Mario Mautino, Ph.D. has served as the Company's Vice President for the Drug Discovery Module since 2007 and as the Company's Intellectual Property Officer since 2002, and served as a Senior Scientist at NewLink Genetics from 2001 to 2007. He received his Licenciate in Biological Chemistry in 1990 and his Ph.D. in Molecular Genetics at the University of Cordoba, Argentina in 1995. He performed one year of post-doctoral training at the National University of Cordoba and five years of post-doctoral work in human gene therapy at the Clinical Gene Therapy Branch, National Human Genome Research Institute, NIH.

W. Jay Ramsey, M.D., Ph.D. has served as the Company's Clinical and Regulatory Compliance Officer since 2006 and served as the Company's Senior Medical Scientist from 2000 to 2006. Prior to joining the Company, Dr. Ramsey served as Clinical Fellow of the Clinical Gene Therapy Branch, National Human Genome Research Institute, NIH from 1995 to 2000, and Clinical Fellow of the Metabolism Branch of the NCI from 1992 to 1995. Dr. Ramsey received his Ph.D. in Cell Biology from the Baylor College of Medicine in Houston, TX and his M.D. from University of Texas Medical Branch at Galveston.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 13, 2012, except as set forth below, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Shares	Percentage

Names of Beneficial Owner	Total
Stine Seed Farm, Inc. (1)	6,197,245	29.7%

Named Executive Officers and Directors
Charles J. Link, Jr., M.D. (2)	2,318,301	10.5%
Nicholas Vahanian, M.D. (3)	976,591	4.5%
Thomas Raffin, M.D. (4)	170,712	*
Kenneth Lynn (5) (14)	108,504	*
Ernest Talarico, III (6)	146,243	*
David Lundquist (7)	142,687	*
Gordon Link (8)	126,461	*
William J. Ramsey (9)	90,991	*
Sarah Alexander, M.D., PACP (10)	50,274	*
Joseph Saluri (11)	38,860	*
Paul Edick (12)	8,168	*

Total for Principal SH Table	10,375,036	44.4%

Officers & Directors as a Group (10 persons)(13)	4,069,287	17.5%

*Represents beneficial ownership of less than 1%.

(1)	Address: 22555 Laredo Trail, Adel, Iowa 50003, Attn: Jerald L. Reichling. Based solely upon a Schedule 13D filed with the SEC on November 22, 2011.

(2)	Includes 1,084,675 shares Dr. Charles Link has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(3)	Includes 52,856 shares held by Christina Marie Vahanian, and 774,591 shares Dr. Vahanian has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(4)	Includes 113,997 shares Dr. Raffin has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(5)
Represents shares held by Mr. Lynn as of June 27, 2012, upon his exercise of stock options. The amount indicated may not reflect Mr. Lynn's current ownership of the Company's common stock. (See footnote 14)

(6)
Includes 122,529 shares Mr. Talarico has the right to acquire through the exercise of stock options within 60 days of September 13, 2012. Includes 977 shares of common stock held by Ernie Talarico Roth IRA and 1,737 shares of common stock held by Kelli Talarico Roth IRA.

(7)
Includes 43,815 shares held by the David Lundquist 2011 Exempt Trust, 43,815 shares held by the David Lundquist 2011 Nonexempt Trust, 45,236 shares held personally by Mr. Lundquist and 9,821 shares Mr. Lundquist has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(8)	Includes 122,148 shares Mr. Gordon Link has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(9)	Includes 66,584 shares Dr. Ramsey has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(10)	Includes 44,441 shares Dr. Alexander has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(11)	Includes 30,718 shares Mr. Saluri has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(12)	Includes 8,168 shares Mr. Edick has the right to acquire through the exercise of stock options within 60 days of September 13, 2012.

(13)
Includes 2,377,671 shares issuable upon exercise of stock options by all executive officers and directors exercisable within 60 days of September 13, 2012. Excludes all shares held by Mr. Lynn. See notes (2) through (12) above.

(14)	On June 27, 2012, Mr. Lynn resigned as an officer of the Company and effective August 10, 2012, Mr. Lynn's employment with the Company was terminated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
EXECUTIVE COMPENSATION
The following discussion and analysis of compensation arrangements of our named executive officers for our fiscal years ended December 31, 2009, 2010 and 2011 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis
Our executive compensation program is designed to help us attract talented individuals to manage and operate our business, to reward those individuals fairly over time and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align our executive officers' compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success and to reflect the teamwork philosophy of our executive management team. To achieve these goals, we have established executive compensation and benefit packages that are based on a mix of base salary, cash incentive payments and equity-based awards and severance and change in control benefits. Our executive compensation program is also intended to make us competitive in the biopharmaceutical industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization.
Compensation Objectives
Our compensation program is designed to enable us to attract and retain executives with the skills and experience necessary to execute our business plan, to provide short-term incentives to accomplish specific annual goals defined by the Board of Directors, and to provide long-term incentives to build stockholder value.
Role of Our President and Chief Executive Officer in Setting Executive Compensation
We initially establish executive officers' compensation arrangements when negotiating the terms of employment when they join the Company. We generally include these initial compensation terms in an offer letter with the executive. Each year we review executive compensation and the mix of elements used to compensate our executive officers. In connection with each annual review cycle, Dr. Charles Link, our Chief Executive Officer, meets with those officers who report directly to him to discuss the Company's accomplishments during the year and the individual's performance and contributions over the prior year. Based on these discussions, our Chief Executive Officer then develops a set of compensation recommendations for submission to the Compensation Committee. The Compensation Committee uses these recommendations, its own judgment and experience, and the resources and tools described below to determine the appropriate mix of compensation for each of our executive officers. Our Chief Executive Officer does not participate in the determination of his own compensation.
Role of the Board of Directors and Compensation Committee in Setting Executive Compensation

The Board of Directors has established a Compensation Committee for the purpose of making recommendations to the full Board of Directors regarding compensation decisions for our executive officers. The Compensation Committee currently consists of Dr. Raffin, Mr. Saluri and Mr. Talarico. In carrying out its responsibilities, the Compensation Committee receives and evaluates the compensation recommendations made by our Chief Executive Officer. None of our executive officers participates in the discussions regarding his own compensation. Based on the evaluation of management's suggestions, the Compensation Committee then makes formal recommendations regarding executive compensation decisions to the full Board of Directors. In making these recommendations, the Compensation Committee does not delegate any of its functions to others.
The Compensation Committee has retained independent compensation consultants to advise on selected aspects of executive and Board compensation as follows:

•
In 2007, Syzygy Consulting Group was retained to make recommendations regarding equity awards to Dr. Charles Link, who was then serving as our Chief Executive Officer, and Dr. Vahanian, who was then serving as our Chief Medical and Operating Officer, and to provide recommendations concerning Board compensation. The consultant's report was based on 34 United States-based life sciences and biotechnology companies that were managed by founders and had financing histories and valuations deemed similar to the company.

•
In 2009, the Compensation Committee retained two compensation consultants, Syzygy Consulting Group and Radford, to provide recommendations on all aspects of executive compensation. The Syzygy report was based on a proprietary database of 160 private life sciences and biotechnology-related companies and its Pre-IPO and Private Technology Company Total Compensation Survey that covered compensation practices at 341 private companies. From those databases, Syzygy identified a group of similarly-situated, founder-managed companies based on cumulative capital raised and valuation. The Radford analysis was based on the 2009 Radford Global Life Sciences Pre-IPO Survey. These reports covered both the Company and our subsidiary BioProtection Systems Corporation, or BPS.

•
In 2010, the Compensation Committee retained Syzygy Consulting Group to provide recommendations regarding the establishment and size of initial share reserves for an Employee Stock Purchase Plan and Non-Employee Directors' Stock Award Plan, and the addition of an “evergreen” provision to our 2009 Equity Incentive Plan. The Syzygy report was based on an analysis of the following 34 public biotechnology companies that were considered to be similar to us with respect to market capitalization.

Alnylam Pharmaceuticals, Inc.	Clinical Data, Inc.	Idenix Pharmaceuticals Inc.	Obagi Medical Products, Inc.

Ariad Pharmaceuticals Inc.	Codexis, Inc.	Immunogen Inc.	Optimer Pharmaceuticals, Inc.

Array BioPharma, Inc.	Corcept Therapeutics Inc.	Jazz Pharmaceuticals, Inc.	Osiris Therapeutics, Inc.

AVEO Pharmaceuticals, Inc.	Cornerstone Therapeutics Inc.	Ligand Pharmaceuticals Inc.	Sequenom Inc.

BioCryst Pharmaceuticals, Inc.	Cytokinetics Inc.	Medivation, Inc.	Vanda Pharmaceuticals, Inc.

BioTime, Inc.	Cytori Therapeutics, Inc.	Nabi Biopharmaceuticals	Xenoport, Inc.

Cadence Pharmaceuticals Inc.	Dyax Corp.	Neurocrine Biosciences Inc.	ZIOPHARM Oncology, Inc.

Cell Therapeutics, Inc.	Exact Sciences Corporation	Novavax, Inc.

Chelsea Therapeutics International Ltd.	Exelixis, Inc.	NPS Pharmaceuticals, Inc.

•
In 2011, the Compensation Committee retained Radford to conduct a competitive review of the executive and director compensation programs. In addition to specific peer company data, the Radford analysis was based on the 2010 Radford Global Life Sciences Survey as well as the 2010 Radford Global Life Sciences Pre-IPO Survey.

•
In 2012, Radford was retained to review recommendations from the Compensation Committee regarding executive compensation and our overall equity practices relative to the market. The analysis was based against the following approved peer companies that were considered to be similar to us with respect to developmental stage and financial metrics.

Affymax	Corcept Therapeutics	Map Pharmaceuticals	Synta Pharmaceuticals

Amicus Therapeutics	Curis	Micromet	Vical

Anthera Pharmaceuticals	Dynavax Technologies	Omeros	Ziopharm Oncology

ArQule	Geron	OncoGenex Pharmaceuticals

Aveo Pharmaceuticals	Infinity Pharmaceuticals	Peregrine Pharmaceuticals

Celldex Therapeutics	Keryx Biopharmaceuticals	Rigel Pharmaceuticals

In addition to relying on the consultants' reports, the committee members also have relied on the Ernst & Young 2008, 2009, and 2010 Compensation and Entrepreneurship Report in Life Sciences, the BioWorld Executive Compensation Report 2011, the Top 5 Data Services Inc. 2011 Executive Pay in the Biopharmaceutical Industry Report and their own experience and observations in the marketplace in assessing and making recommendations regarding executive compensation. The Board of Directors evaluates the recommendations from the Compensation Committee and makes final decisions regarding executive compensation.
The Compensation Committee consists solely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
Prior to our acquisition of the minority interest in BPS, our subsidiary, BPS had its own compensation committee, consisting of Dr. Raffin and Mr. Talarico, who are also directors of the Company, and Mr. Steve Stahley, who is not a director, officer, employee or affiliate of the Company. Dr. Charles Link, our Chief Executive Officer, and Dr. Vahanian, our President and Chief Medical Officer, had equity ownership positions in BPS. Neither Dr. Link nor Dr. Vahanian receives any salary from BPS. In September 2006, Drs. Link and Vahanian delivered notes to BPS in the principal amounts of $75,000 and $20,000, respectively, bearing interest at 5.01% per annum, in order to purchase their shares of BPS Series B common stock under stock options. As of November 17, 2010, Dr. Link and Dr. Vahanian had repaid the remaining principal and interest owed under the notes. For a more detailed description of these loans, see “Executive and Director Compensation-Indebtedness of Management and Related Agreements.”
Basis for Historical and Future Compensation Policies and Decisions
We use a mix of short-term compensation, consisting of base salaries and cash incentive bonuses, and long-term compensation, consisting of equity incentive compensation, to provide a total compensation structure that is designed to achieve our corporate objectives.
In arriving at the amount and types of initial compensation for each of our named executive officers, we consider the following factors:

•	the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

•	the individual's role with us and the compensation paid to similar persons in the similarly situated companies represented in the compensation data that we review;

•	the demand for people with the individual's specific expertise and experience;

•	performance goals and other expectations for the individual's position;

•	comparison to other executives within the Company having similar levels of expertise and experience; and

•	recommendations from our compensation consultants.
We annually re-assess the compensation of our named executive officers and determine whether any adjustments should be made. In determining whether to adjust the compensation of any of our named executive officers, we generally take into account the following factors:

•	our understanding of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

•
formal market data regarding base salary, cash incentives and equity compensation from surveys conducted by our compensation consultants of biopharmaceutical and biotechnology companies, as well as the Ernst & Young report cited above;

•	the roles and responsibilities of our executives, including any increases or decreases in responsibilities; and

•	the contributions and performance of each named executive officer.
Elements of our Executive Compensation Program
General. Our executive compensation program consists of four principal components: base salary, performance-based cash bonus payments, long-term incentive compensation in the form of equity-based awards and severance and change-in-control benefits. Each component of our executive compensation program is designed to address specific compensation objectives. The Compensation Committee has not established any formal policies or guidelines for allocating compensation between the components, although it seeks to maintain an appropriate balance between fixed compensation, in the form of base salary, and performance-based compensation, in the form of cash bonuses and long-term incentive compensation. As a general matter, our executive officers are also eligible to participate, on the same basis as other employees, in our 401(k) plan and our other benefit programs generally available to all employees, and with limited exceptions relating to the relocation of executive officers, we do not provide perquisites or benefits for our named executive officers on a basis that is different from other eligible employees.
We view each of the elements of our compensation program as related but distinct. Our decisions about each individual element generally do not affect the decisions we make about other elements. For example, we do not believe that significant compensation derived from one element of compensation, such as equity appreciation, should adversely affect compensation from other elements, such as salary or bonus.
Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate executives for services rendered during the calendar year, and to ensure that we remain competitive in attracting and retaining executive talent.
Upon joining the Company, each of our executive officers received an offer letter that provided for an initial base salary. These initial salaries are the product of negotiation with the executive, but we generally seek to establish salaries that we believe are commensurate with the salaries paid to industry peers with comparable qualifications, experience, responsibilities and performance at similar companies. In addition to the Radford and Syzygy reports in 2009, we reviewed the Ernst & Young reports cited above. The Compensation Committee has also relied on its members' collective experience in the marketplace for determining what they believe to be the market rate of salaries for executives of comparable companies.
Shortly before the end of each calendar year, we review company and individual performance to, among other things, determine whether adjustments in base salary are necessary or appropriate. In establishing the 2009 and 2010 base salaries of our executive officers, the Compensation Committee and Board of Directors took into account a number of factors, including the executive's seniority, position, functional role and level of responsibility and individual performance during the previous year. The Compensation Committee and Board of Directors then reviewed these factors with reference to the compensation reports and recommendations from Syzygy and Radford to establish compensation for each executive that was in line with similarly positioned executives at comparable companies.

Named Executive Officer	2009 Base Salary ($)	2010 Base Salary ($)	2011 Base Salary ($)
Charles J. Link, Jr., M.D.	354,895	440,682	485,000
Nicholas N. Vahanian, M.D.	256,316	312,322	343,600
Gordon H. Link, Jr.	228,375	239,794	263,800
Kenneth Lynn	231,750	243,338	255,500
W. Jay Ramsey, M.D., Ph.D.	162,225	240,000	255,000

For 2009, base salaries increased by 3% from 2008 levels for Dr. Charles Link, Dr. Vahanian, Mr. Lynn and Dr. Ramsey, and increased by 1.5% for Mr. Gordon Link. For 2010, the Compensation Committee and Board of Directors approved increases in total cash compensation for Dr. Charles Link and Dr. Vahanian of 24% and 22%, respectively. These increases were intended to provide for total cash compensation for Drs. Link and Vahanian at approximately the 75th percentile of the total cash compensation determined in the Syzygy report for similarly positioned executives in light of the progress of the Company and the increasing likelihood of an initial public offering of the Company's securities. The Compensation Committee and Board of Directors selected the 75th percentile as the benchmark for Dr. Link's and Dr. Vahanian's total compensation in recognition of their dual business and scientific roles, Dr. Link as Chief Executive Officer and Chief Scientific Officer and Dr. Vahanian as President and Chief Medical Officer. As such, they are responsible for developing both our business strategy and our scientific strategy, providing leadership for our business, scientific and clinical activities, and continuing to enhance our intellectual property position. Similarly, for 2010, the Compensation Committee and Board of Directors approved increases in base salaries for Mr. Gordon Link, Mr. Lynn and Dr. Ramsey of 5%, 5% and 48%, respectively. These increases were intended to result in base salaries at approximately the 50th percentile of the base salaries determined in the Syzygy report for similarly positioned executives at comparable biotechnology companies per the Syzygy report in light of the Company's progress and the increasing likelihood of an initial public offering. Dr. Ramsey's increased base salary in 2010 also reflected his promotion to an executive of the Company in 2010. For 2011, the Compensation Committee and the Board of Directors approved increases in cash compensation for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey of 10.1%, 10%, 10%, 5% and 6.3%, respectively. These increases were based on the 2011 Radford report on executive and board compensation and were designed to more closely align our compensation practices with practices of companies similar to us as we became a public company. For 2012, the Compensation Committee and the Board of Directors approved increases in cash compensation for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey of 6.2%, 16.4%, 5.5%, 6.0% and 7.0%, respectively. These increases were based on the 2012 salary recommendations as provided by the 2012 Radford report. The increases for Dr. Link and Dr. Vahanian were intended to result in base salaries at approximately the 60th percentile of the base salaries determined in the Radford report for similarly positioned executives at comparable biotechnology companies in light of the progress and growth of the Company. The increases for Mr. Link, Mr. Lynn and Mr. Ramsey were intended to result in base salaries at approximately 25th, 50th and 50th percentiles, respectively, of the base salaries determined in the Radford report for similarly positioned executives at comparable biotechnology companies.

We will continue to review base salaries of our executive officers on an annual basis and make adjustments to reflect individual performance-based factors, as well as our financial status. Historically, we have not applied, nor do we intend to apply, specific formulas to determine base salary increases.
Performance-Based Cash Bonuses. Our performance-based cash bonus program is designed to promote the interests of the Company and its stockholders by providing executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-specified corporate and individual performance objectives, and to assist the Company in attracting and retaining executive talent.
Our annual cash bonus amounts are recommended by the Compensation Committee and approved by the Board of Directors, and these bonuses are ordinarily paid in a single installment in the first quarter of each year for performance in the prior year. Each executive officer is eligible for a discretionary annual cash incentive payment up to a specified percentage of the executive officer's salary. The Board of Directors sets these target percentages at levels that, upon achievement of the target percentage, are likely to result in cash bonus payments that the Board of Directors believes to be approximately the level paid to high-performing executives of comparable companies in the biopharmaceutical industry.
At the end of each year, our Chief Executive Officer develops bonus recommendations for each of our executive officers, based on the company's corporate accomplishments and the individual's performance and contributions to those accomplishments during the year. These recommendations are subjective determinations which may vary, from time to time, depending on our overall strategic objectives and the job responsibilities of each executive officer, but relate generally to factors such as development and progression of our existing product candidates, achievement of clinical and regulatory milestones, operational goals such as the expansion of our manufacturing capabilities, and financial factors such as raising and maintaining capital. However, these recommendations may be more or less than the established target percentages for the executive officers, depending on individual and corporate performance, as well as our financial position. The Compensation Committee assesses the bonuses recommended by management and makes its bonus recommendations to the full Board of Directors. Based on its consideration of the recommendations of the Compensation Committee, the full Board of Directors then makes a final decision regarding cash bonus payments, if any, for the year. Whether or not a cash bonus is paid for any year is solely within the discretion of the Board of Directors.
For 2009, based upon recommendations of the Compensation Committee, the Board of Directors established target bonus amounts for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey equal to 50%, 40%, 25%, 20% and 15% of their 2010 base salaries. As a basis for these performance bonuses, the Compensation Committee established corporate and individual performance objectives in January 2009, which were communicated to the named executive officers at that time. The corporate goals for the year included:

•	receiving approval from the FDA to initiate our Phase 3 trial for HyperAcute Pancreas cancer immunotherapy, or HyperAcute Pancreas;

•	developing Phase 2 clinical trial plans for d-1-methyltryptophan, or D-1MT; and

•	raising additional funding.
Dr. Charles Link's performance goals for 2009 included leading the Company through the significant corporate developments referenced above. Dr. Vahanian's performance goals for 2009 included his role in running our day-to-day operations, including the achievements referenced above. Mr. Gordon Link's performance goals for 2009 included his primary responsibility, as our principal financial and accounting officer, for our Series C and Series D preferred stock financings that closed in 2009. Mr. Lynn's performance goals for 2009 included his role in establishing third party relationships and presenting our Company to outside companies for potential future collaborations. Dr. Ramsey's performance goals for 2009 included his role in regulatory and compliance accomplishments concerning clinical trials, manufacturing and quality assurance.
The Board of Directors determined that each of the 2009 corporate performance goals had been met or exceeded. The Compensation Committee determined that Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link,

Mr. Lynn and Dr. Ramsey had all met their individual 2009 performance goals. Taking all corporate and personal achievements into consideration, the Compensation Committee, in its discretion, made bonus recommendations for each executive officer in December 2009 and the Board of Directors adopted those bonus recommendations. The bonuses paid to Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey were equal to 50%, 40%, 25%, 20%, and 15% of their 2010 base salaries, respectively.

For 2010, based upon recommendations of the Compensation Committee and the Syzygy report, the Board of Directors established target bonus amounts for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey equal to 50%, 35%, 25%, 40% and 25% of their 2010 base salaries. The Compensation Committee also established corporate and individual performance objectives in June 2010, which were communicated to the named executive officers at that time. The corporate goals for the year included:

•	initiating a Phase 3 clinical trial for HyperAcute Pancreas and meeting specific targets for patient enrollment and number of clinical centers;

•	initiating a Phase 1B/2 clinical trial for D-1MT; and

•	raising additional funding.
Each officer's individual goals consisted of one or more corporate goals and, in most cases, separate individual goals. Dr. Charles Link's performance goals for 2010 were the foregoing corporate goals. Dr. Vahanian's performance goals for 2010 included the corporate goals pertaining to the HyperAcute Pancreas and D-1MT trials and design of a HyperAcute Lung cancer immunotherapy, or HyperAcute Lung, clinical study. Mr. Gordon Link's performance goals for 2010 included the corporate goal with respect to financing, raising additional funding and preparation for the Company's initial public offering. Mr. Lynn's performance goals for 2010 included the corporate goal with respect to financing, progress towards strategic third-party partnerships, and establishing an intellectual property committee. Dr. Ramsey's performance goals for 2010 included the corporate goal with respect to HyperAcute Pancreas trial, obtaining Orphan Drug and Fast Track approvals for HyperAcute Pancreas, validating the new HyperAcute immunotherapy production facility and initiating production of HyperAcute immunotherapy product candidates in that facility.
The Board of Directors determined that each of the 2010 corporate performance goals had been met or exceeded. The Compensation Committee determined that Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link and Dr. Ramsey had all met their individual 2010 performance goals. The Compensation Committee determined that Mr. Lynn achieved substantially all of his stated objectives, but did not fully satisfy his individual performance goals with respect to progress towards strategic partnerships. Taking all corporate and personal achievements into consideration, the Compensation Committee, in its discretion, made bonus recommendations for each executive officer in December 2010 and the Board of Directors adopted those bonus recommendations. The bonuses paid to Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey were equal to 50%, 35%, 25%, 28%, and 25% of their 2010 base salaries, respectively.
For 2011, based upon recommendations of the Compensation Committee and the 2011 Radford report, the Board of Directors established target bonus amounts for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey equal to 50%, 40%, 30%, 30% and 30% of their 2011 base salaries. The Compensation Committee also established corporate and individual performance objectives in January 2011, which were communicated to the named executive officers at that time. The corporate goals for the year included:

•	meeting specific targets for patient enrollment in the HyperAcute Pancreas Phase 3 clinical trial; and

•	raising additional funding.

Each officer's individual goals consisted of one or more corporate goals and, in most cases, separate individual goals. Dr. Charles Link's performance goals for 2011 were the foregoing corporate goals and individual goals related to meeting specific targets for patient enrollment for the HyperAcute Lung Phase 2B clinical trial. Dr. Vahanian's performance goals for 2011 included the corporate goal pertaining to HyperAcute Pancreas and individual goals related to meeting specific targets for patient enrollment for the HyperAcute Lung Phase 2B clinical trial and oversight of vaccine manufacturing for HyperAcute Pancreas. Mr. Gordon Link's performance goals for 2011 included the corporate goal with respect to financing and individual goals related to raising additional funding and SEC reporting. Mr. Lynn's performance goals for 2011 included the corporate goal with respect to financing and individual goals related to progress towards strategic third-party partnerships. Dr. Ramsey's performance goals for 2011 included individual goals related to initiating a validation master plan for the HyperAcute product line and submitting new IND(s) covering additional HyperAcute or IDO pathway inhibitor product candidates.
The Board of Directors determined that each of the 2011 corporate goals had been met or exceeded. The Compensation Committee determined that Dr. Charles Link and Dr. Vahanian had both met their individual 2011 performance goals. The Compensation Committee determined that Mr. Gordon Link, Mr. Lynn and Dr. Ramsey achieved substantially all of their stated objectives, but did not fully satisfy their individual performance goals with respect to stockholder communications, progress towards strategic partnerships and progress towards submission of a new IND covering an additional product, respectively. Taking all corporate and personal achievements into consideration, the Compensation Committee, in its discretion, made bonus recommendations for each executive officer in December 2011 and the Board of Directors adopted those bonus recommendations. The bonuses paid to Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey were equal to 50%, 40%, 21%, 21% and 27% of their 2011 base salaries, respectively.
For 2012, based upon recommendations of the Compensation Committee and the 2012 Radford report, the Board of Directors established target bonus amounts for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey equal to 55%, 45%, 35%, 30% and 30% of their 2012 base salaries. The target bonus amounts for Dr. Link and Dr. Vahanian, are intended to result in total cash compensation at approximately the 60th percentile of the total cash compensation determined in the Radford report for similarly positioned executives at comparable biotechnology companies in light of the progress and growth of the Company. The target bonus amounts for Mr. Link, Mr. Lynn and Mr. Ramsey are intended to result in total cash compensation at approximately 25th, 50th and between 50th and 60th percentiles, respectively, of the total cash compensation determined in the Radford report for similarly positioned executives at comparable biotechnology companies. As a basis for these performance bonuses, the Compensation Committee established corporate and individual performance objectives in March 2012, which were communicated to the named executive officers at that time. The Board of Directors, upon recommendation of the Compensation Committee, determined to apply a more formulaic approach to determining the 2012 performance bonuses. This new approach was adopted in order to establish a more structured process in determining bonuses in light of our new position as a publically traded company. Each named executive officer's bonus will be determined by multiplying the executive's target bonus by the percentage of corporate goals achieved and the percentage of individual goals achieved, each on a weighted basis. Each corporate goal and individual goal was given a specific weight for purposes of calculating the percentage achieved. Although the relative weights of the goals and their calculation are intended to be more formulaic than in previous years, the determination as to which goals have been achieved will continue to be in many cases largely subjective, and the Board of Directors retains the ultimate discretion for determining whether and to what extent a particular goal has been met. The corporate goals for the year and their relative weights, included:

•	meeting specific targets for patient enrollment in the HyperAcute Pancreas Phase 3 clinical trial, which was given a weight of 50%;

•	meeting specific targets for initiating additional Phase 2 clinical trials, which was given a weight of 30%; and

•	achieving specified corporate financial performance goals with respect to annual expenses, which was given a weight of 20%.
Dr. Charles Link's individual performance goals and their respective weights for 2012 include the corporate goals pertaining to patient enrollment in the HyperAcute Pancreas Phase 3 clinical trial, which was given a weight of 40%, and initiating additional Phase 2 clinical trials, which was given a weight of 30%, as well as separate individual goals relating to modifications to the Company's loan agreements with a specified party, which was given a weight of 20%, and specific targets for presentations at relevant conferences, which was given a weight of 10%.

Dr. Vahanian's individual performance goals for 2012 include the corporate goals pertaining to patient enrollment in the HyperAcute Pancreas Phase 3 clinical trial, which was given a weight of 40%, and initiating additional Phase 2 clinical trials, which was given a weight of 30%, and separate individual goals relating to specific achievements in the Company's manufacturing process for certain product candidates, progress toward additional regulatory designations for a specific product candidate and publication of a specific target number of scientific manuscripts on designated topics, each of which was given a weight of 10%. Mr. Gordon Link's individual performance goals for 2012 include individual goals with respect to the Company's financing activities, which was given a weight of 20%, target Company product sales in specified circumstances, which was given a weight of 20%, development of the Company's stockholder base, which was given a weight of 20%, and specific targets with respect to SEC reporting, which was given a weight of 40%. Mr. Lynn's individual performance goals for 2012 include progress towards strategic third-party partnerships, which was given a weight of 70%, participation in certain Company administration matters, which was given a weight of 10%, and participation in designated corporate processes relating to marketing and corporate disclosure, which was given a weight of 10%. Dr. Ramsey's performance goals for 2012 include completion of validation assays for a specific product candidate, which was given a weight of 50%, completion of major requirements with respect to specified regulatory filings, which was given a weight of 20%, submission of a new investigational new drug application for a potential Company product candidate, which was given a weight of 20%, and accomplishment of specified actions with respect to the regulatory process for a potential Company product candidate, which was given a weight of 10%.We have not determined whether we would seek to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated or found not to have been met to the extent that we originally believed.
In addition, in 2010, BPS paid Dr. Charles Link and Dr. Vahanian discretionary performance based bonuses in aggregate amounts of $65,000 and $30,000, respectively, which were approved by the BPS board of directors. Of these amounts, $15,000 was paid to each executive in connection with BPS's securing a research and development contract with the U.S. Department of Defense relating to the study of á-Gal adjuvant technology for the biodefense field and the remainder was paid in connection with BPS's securing licensing agreement with Her Majesty the Queen in Right of Canada relating to recombinant Vesicular Stomatitus Vaccine. These bonuses were approved after those contracts were awarded and were not a result of any pre-defined performance goals for BPS.

Equity Compensation. Equity incentives represent the largest at-risk component of our executive compensation program. Our equity incentives are designed to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize stockholder value and to remain employed with us despite a competitive labor market through the grant of time-vested stock options.
Initial option grants to our executive officers are generally set forth in an offer letter. These initial option grants are the product of negotiation with the executive, but we generally seek to establish equity ownership levels that we believe are commensurate with the equity stakes of industry peers with comparable qualifications, experience, responsibilities and performance at similar companies. In addition, as part of our annual compensation review process, we provide subsequent option grants to those executive officers determined to be performing well.
In May 2009, we granted Dr. Charles Link a stock option for 732,511 shares and Dr. Vahanian a stock option for 331,296 shares, each at an exercise price of $2.10 per share. These options vest over five years beginning on June 1, 2007, and expire on May 12, 2019. These grants had been initially approved by the Compensation Committee and the Board in June 2007, but the Company did not have sufficient shares authorized under its 2000 Equity Incentive Plan at that time. In 2009 the Company adopted the 2009 Equity Incentive Plan and these options were approved and granted by the Board under that plan. In December 2009, we granted Dr. Charles Link a stock option for 428,571 shares of common stock, and Dr. Vahanian a stock option for 380,952 shares of common stock, each at an exercise price of $2.96 per share. These options vest as to 25% on the first anniversary of the date of grant and as to the remainder in equal monthly increments over the following 36 months. These options expire December 3, 2019. In March 2010, we granted Dr. Vahanian a stock option for 190,476 shares, Mr. Gordon Link a stock option for 4,761 shares and Dr. Ramsey a stock option for 51,428 shares, each at an exercise price of $3.07 per share. The option granted to Mr. Gordon Link was fully vested upon grant. The other options vest as to 25% on December 4, 2010 for Dr. Vahanian and March 3, 2011 for Dr. Ramsey, and as to the remainder in equal monthly increments over the following 36 months. These options expire on March 2, 2020. All of these grants were recommended to the Board by the Compensation Committee, which considered the advice of our independent compensation consultants regarding executive equity ownership. Our independent compensation consultants compared our executives' ownership positions with other similarly-situated biopharmaceutical companies and, in recommending these grants, the Compensation Committee considered the executives' roles and responsibilities within the company, and their ownership positions in relation to similarly-situated companies as defined by the Compensation Committee. The December 2009 grants to Dr. Link and Dr. Vahanian and March 2010 grant to Dr. Vahanian resulted in equity ownership percentages above the median of the companies in the group of companies analyzed by our compensation consultant. The Compensation Committee and Board approved these grants in recognition of the leadership of Dr. Link and Dr. Vahanian in achieving company goals and raising capital.
In April 2011, we approved stock options for our executive officers, reflecting the Compensation Committee's recommendations based on the “mid” tier from the April 2011 Radford report. These stock option grants were approved by the board for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey in the amounts of 95,238 shares, 42,857 shares, 70,238 shares, 19,047 shares and 19,047 shares, respectively. These options vest as to 25% on the first anniversary of the date of grant and as to the remainder in equal monthly increments over the following 36 months. These stock option grants became effective upon pricing of the Company's proposed initial public offering of Common Stock registered under the Securities Act of 1933, and the exercise price of $7.00 was the same as the “price to public” in the initial public offering. These options will expire on April 13, 2021.
On January 19, 2012, we granted stock options for our executive officers based on the proposed equity grants set forth in the 2012 Radford report. These stock option grants were approved by the Board for Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey in the amounts of 140,000 shares, 80,000 shares, 36,000 shares, 26,000 shares and 26,000 shares, respectively. These options vest as to 25% on the first anniversary of the date of grant and as to the remainder in equal monthly increments over the following 36 months. These stock option grants were priced at $6.87 per share, which was equal to the closing price of our stock on the day of grant. These options will expire on January 18, 2022. All of these grants were recommended to the Board by the Compensation Committee, which considered the recommendations presented by our independent compensation consultants in the 2012 Radford report. The recommendations from the Radford report were intended to result in annual equity compensation approximating the 50th percentile of similarly-situated executives at comparable companies as determined by the Radford report.
Severance and Change of Control Benefits. We enter into employment agreements with our executives in select cases, generally when it is necessary to secure the services of a newly hired executive. We entered into employment agreements with each of Dr. Charles Link, Dr. Vahanian, Mr. Gordon Link, Mr. Lynn and Dr. Ramsey, as well as certain other officers. These agreements provide for severance compensation to be paid if the officers are terminated under certain conditions, such as in connection with a change-in-control of the Company or a termination without cause by us, each as defined in the agreements. The severance compensation payable under the employment agreements are described in more detail beginning on page 43 of this definitive proxy statement under the heading “Potential Payments Upon Termination or Change in Control.”
In our experience, post-termination protection for executive officers is common among our peer group, and the Compensation Committee believes that providing this protection is essential to our ability to attract and retain talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives. In addition, the employment agreements and the related post-termination compensation provisions are designed to meet the following objectives:

•
Change in control: As part of our normal course of business, we engage in discussions with other pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for a merger or being acquired may be in the best interests of our stockholders. We provide post-termination compensation if an officer is terminated as a result of a change-in-control transaction to promote the ability of our officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•
Termination Without Cause: In certain instances, if we terminate the employment of an officer “without cause” or the officer resigns for “good reason,” each as defined in the applicable agreement, we are obligated to pay the officers certain severance benefits under their employment agreements. We believe this is appropriate because the terminated officer is bound by confidentiality and non-competition provisions covering one year after termination and because we and the officer have a mutually agreed-to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders' best interest.

401(k) Plan. Our employees, including our executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $16,500 in 2009 and 2010, with a larger “catch up” limit for older employees. Employee contributions are held and invested by the plan's trustee. We provide a contribution of 3% of each participant's salary, or Safe Harbor Contribution, with a possibility of additional discretionary contributions, or Discretionary Contributions. In March 2012, the board approved Discretionary Contributions in amounts that, when added to Safe Harbor Contributions, amounted to 4.5% of total 2011 compensation for each member of the senior management team and 5% of total 2011 compensation for all other eligible employees.
Other Benefits and Perquisites. We pay a portion of the premiums for medical insurance, dental insurance, life insurance and accidental death and dismemberment insurance benefits to all full-time employees, including our executive officers. These benefits are available to all employees, subject to applicable laws. Our executive officers have not historically received perquisites valued in aggregate at more than $10,000 per year per person, with the exception of Dr. Charles Link, who received perquisites totaling $18,443 in 2009, $14,846 in 2010 and $13,875 in 2011. The Compensation Committee will evaluate perquisites annually as an element of overall compensation. From time to time, we have provided relocation expenses in connection with the relocation of executive officers to the geographic area of our corporate headquarters in Ames, Iowa. We intend to continue to provide relocation expenses in the future, as necessary, to obtain the services of qualified individuals.
Executive Loans. Between September 2006 and October 2010, the Company and its subsidiary, BPS, extended loans to Dr. Charles Link, Dr. Vahanian and Mr. Gordon Link. The loans made by the Company were extended to Dr. Charles Link and Dr. Vahanian for personal purposes and to Mr. Gordon Link to facilitate purchase of a home in Ankeny, Iowa. In light of the Company's planned initial public offering, and in accordance with the recommendation of its compensation consultants, the Company's Compensation Committee recommended and the Company's Board agreed in May 2010 to forgive Dr. Charles Link's and Dr. Vahanian's loans and pay a bonus equal to the resulting tax liability in exchange for the executives' agreement to increase the exercise price of certain outstanding stock options. As of July 2, 2010, the aggregate exercise price of these options was increased by an amount equal to the principal and accrued interest on the loans forgiven plus the bonuses paid to cover the resulting tax liability. Mr. Gordon Link repaid his loan in full on May 11, 2010.
In September 2006, Dr. Charles Link and Dr. Vahanian delivered notes to BPS in the principal amounts of $75,000 and $20,000, respectively, bearing interest at 5.01% per annum, in order to purchase their shares of BPS Series B common stock under stock options. As of November 17, 2010, Dr. Link and Dr. Vahanian had repaid the remaining principal and interest owed under the notes. For a more detailed description of these loans, see “Executive and Director Compensation-Indebtedness of Management and Related Agreements.” No loans to executives of the company or BPS are currently outstanding and it is the policy of the Company and BPS not to extend loans to officers or directors in the future.

Other Compensation. We intend to continue to maintain the current benefits for our executive officers, which are also available to all of our other employees; however, the Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.
Federal Tax Considerations Under Sections 162(m) and 409A
Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to specified executive officers in a calendar year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of Section 162(m). The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as performance-based compensation. To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.
Section 409A of the Code addresses the tax treatment of nonqualified deferred compensation benefits and provides for significant taxes and penalties in the case of payment of nonqualified deferred compensation. We currently intend to structure our executive compensation programs to avoid triggering these taxes and penalties under Section 409A.
Accounting Considerations
Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, we are required to estimate and record an expense for each award of equity compensation, including stock options, over the vesting period of the award. The Board of Directors has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FASB ASC topic 718. The Compensation Committee may in the future consider the grant of restricted stock or other equity-based awards to our executive officers in lieu of stock option grants.
Compensation Policies and Practices as They Relate to Risk Management
The Company believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
The Compensation Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•
significant weighting towards long-term incentive compensation discourages short-term risk taking, including use of multi-year vesting for equity awards which comprise the majority of compensation awards;

•	goals are set to focus mainly on key events related to the overall success of the Company's product development rather than individual components;

•	vesting conditions imposed on option awards after performance targets are reached discourage short-term risk taking;

•	incentive awards are benchmarked to calculate reasonable overall compensation; and

•	as a biopharmaceutical business, the Company does not face the same level of risks associated with compensation for employees at financial services companies (traders and instruments with a high degree of risk).
Furthermore, as described above in “Compensation Discussion and Analysis,” compensation decisions include subjective considerations, which help to constrain the influence of formulae or objective factors on excessive risk taking.

Summary Compensation Table
The following table sets forth information regarding compensation earned during the years ended December 31, 2011, 2010 and 2009, by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers serving as executive officers at December 31, 2011. We refer to these persons as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Charles J. Link, Jr., M.D.	2011	485,000	400,977	242,500		44,785	(4)	1,173,262
Chairman of the Board and	2010	440,682	—	285,341	(5)	643,609	(6)	1,369,632
Chief Executive and Scientific Officer	2009	354,895	1,354,150	298,490	(7)	57,073	(8)	2,064,608

Nicholas N. Vahanian, M.D.	2011	343,600	180,439	137,440		20,381		681,860
President and Chief Medical Officer	2010	312,322	640,463	139,313	(9)	78,571	(10)	1,170,669
	2009	256,316	1,203,689	179,966	(11)	34,496		1,674,467

Gordon H. Link, Jr.	2011	263,800	295,720	55,398		14,569		629,487
Chief Financial Officer	2010	239,794	14,204	59,949		23,345	(12)	337,292
	2009	228,375		59,948		13,294	(13)	301,617

Kenneth Lynn (14)	2011	255,500	80,195	53,655		14,564		403,914
Executive Vice President of	2010	243,338	—	68,135		13,190		324,663
Business Development	2009	231,750	—	48,668		14,350		294,768

W. Jay Ramsey, M.D., Ph.D.	2011	255,000	80,195	68,850		14,175		418,220
Quality Assurance Officer	2010	240,000	172,925	60,000		12,827		485,752
	2009	162,225	—	36,000		13,597		211,822

(1)
The assumptions we used in valuing options are described under the caption “Stock Option Valuation” in note 2(l) to our financial statements included in the Original Report. This column reflects compensation expense that would be recorded under FASB ASC topic 718 as stock-based compensation in our financial statements for the indicated year in connection with options we granted in the indicated year, disregarding the effects of any estimate of forfeitures related to service-based vesting, if we had adopted the modified-prospective transition method of FASB ASC topic 718.

(2)
The amounts shown in this column represent the cash bonuses earned by the named executive officers with respect to the fiscal year under the Company's performance-based cash bonus program. Amounts earned with respect to the fiscal year are generally paid in March of the following year. For example, the amounts shown for 2011 were paid in March 2012. For additional information, see the Compensation Discussion and Analysis beginning on page 25 of this definitive proxy statement.

(3)	Unless otherwise indicated, amounts in this column represent Company contributions under our 401(k) plan.

(4)
Amount includes: (i) a $30,910 contribution under the Company's 401(k) plan; and (ii) $13,875 in perquisites and personal benefits received by Dr. Charles Link that we reimbursed or paid on his behalf in 2011, including insurance, memberships and certification, a medical license and communications services.

(5)	Amount includes the performance bonus discussed in footnote (2) and performance bonuses of $50,000 and $15,000 received by Dr. Charles Link from BPS.

(6)
Amount includes: (i) a $29,850 contribution under the Company's 401(k) plan; (ii) $14,846 in perquisites and personal benefits received by Dr. Charles Link that we reimbursed or paid on his behalf in 2010, including insurance, memberships, a medical license and various other Company provided benefits; (iii) $43,517 in loan and accrued interest forgiveness by BPS; and (iv) $555,396 in loan and accrued interest forgiveness by the Company and a tax gross-up, which was offset by increasing the exercise price of options to purchase 264,474 shares of common stock held by Dr. Link from $2.10 per share to $4.20 per share, as described in more detail on page 35 of this definitive proxy statement.

(7)	Amount includes the performance bonus discussed in footnote (2) and a $78,149 bonus received by Dr. Charles Link from the Company.

(8)
Amount includes (i) a $38,630 contribution under the Company's 401(k) plan and (ii) $18,443 in perquisites and personal benefits received by Dr. Charles Link that we reimbursed or paid on his behalf in 2009, including insurance, memberships, a medical license and various other Company provided benefits.

(9)	Amount includes the performance bonus discussed in footnote (2) and two $15,000 bonuses received by Dr. Vahanian from BPS.

(10)
Amount includes: (i) a $19,600 contribution under the Company's 401(k) plan; (ii) $10,357 of loan interest forgiveness; (iii) $11,604 in loan and accrued interest forgiveness by BPS; and (iv) $37,010 in loan and accrued interest forgiveness by the Company and a tax gross-up, which was offset by increasing the exercise price of options to purchase 17,624 shares of common stock held by Dr. Vahanian from $2.10 per share to $4.20 per share, as described in more detail beginning on page 35 of this definitive proxy statement.

(11)	Amount includes the performance bonus discussed in footnote (2) and a $55,037 bonus received by Dr. Vahanian from the Company.

(12)
Amount includes (i) a $13,345 contribution under the Company's 401(k) plan, of which $5,995 is non-vested and subject to Mr. Link's continued service with the Company through 2011, and (ii) $10,000 in loan and accrued interest forgiveness by the Company.

(13)	Amount represents a $13,294 contribution under the Company's 401(k) plan, of which $7,000 is non-vested and subject to Mr. Link's continued service with the Company through 2011.

(14)	On June 27, 2012, Mr. Lynn resigned as an officer of the Company and effective August 10, 2012, Mr. Lynn's employment with the Company was terminated.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Award(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Charles J. Link, Jr., M.D.	1/19/2011	—	242,500	242,500	—	—	—
	4/14/2011	—	—	—	95,238	$7.00	$400,977
Nicholas N. Vahanian, M.D.	1/19/2011	—	137,440	137,440	—	—	—
	4/14/2011	—	—	—	42,857	$7.00	$180,439
Gordon H. Link, Jr.	1/19/2011	—	79,140	79,140	—	—	—
	4/14/2011	—	—	—	70,238	$7.00	$295,720
Kenneth Lynn	1/19/2011	—	76,650	76,650	—	—	—
	4/14/2011	—	—	—	19,047	$7.00	$80,195
W. Jay Ramsey, M.D., Ph.D.	1/19/2011	—	76,500	76,500	—	—	—
	4/14/2011	—	—	—	19,047	$7.00	$80,195

(1)
These columns show the possible target and maximum cash bonus payments to the named executive officers for the year ended December 31, 2011 under the Company's performance-based cash bonus program, which is described in more detail in the Compensation Discussion and Analysis beginning on page 25 of this definitive proxy statement. The actual cash bonus awards earned by the named executive officers for the year ended December 31, 2011 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation,” and the amounts set forth in these columns do not represent additional compensation paid to or earned by the named executive officers for the year ended December 31, 2011.

(2)
This column shows the number of shares of common stock underlying stock options granted to the named executive officers during the year ended December 31, 2011. The stock options have a 10-year term and vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to the recipient's continued employment with the Company through such vesting dates.

(3)
This column shows the exercise price for the stock options granted to the named executive officers during the year ended December 31, 2011, which equals the fair value of the Company's common stock on the date of grant.

(4)
This column shows the full grant date fair value of the stock and option awards granted to the named executive officers during the year ended December 31, 2011, calculated under FASB ASC Topic 718. The full grant date fair value is the amount that the Company recognizes as stock-based compensation expense in its financial statements over the required service period of the award. For additional information, see note 2(l) to the financial statements included in the Original Report.

Outstanding Equity Awards at December 31, 2011
The following table provides information about outstanding stock options held by each of our named executive officers at December 31, 2011. All of these options were granted under our 2000 Equity Incentive Plan and our 2009 Equity Incentive Plan. Our named executive officers did not hold any restricted stock or other stock awards at the end of 2011.

	Number of Shares Underlying Unexercised Options(1)			Option Vesting Commencement Date	Option Exercise Price	Option Expiration Date

	(#) Exercisable		(#) Unexercisable (2)

Charles J. Link, Jr., M.D. ………………….	421,233	(4) (6)	46,804	6/1/2007	$2.10	5/12/2019
	238,027	(4) (6)	26,447	6/1/2007	$4.20	5/12/2019
	214,286	(3)	214,286	12/4/2009	$2.96	12/3/2019
	1,496	(4) (8)	1,068	1/1/2009	$0.80	1/20/2019
	—	(3)	95,238	4/14/2011	$7.00	4/13/2021

Nicholas N. Vahanian, M.D. …………	2,380	(5)	—	10/18/2002	$2.10	7/15/2018
	35,714	(3)	—	10/18/2002	$2.10	7/15/2018
	95,238	(3)	95,238	12/4/2009	$3.07	3/2/2020
	282,306	(4) (7)	31,367	6/1/2007	$2.10	5/12/2019
	15,861	(4) (7)	1,762	6/1/2007	$4.20	5/12/2019
	190,476	(3)	190,476	12/4/2009	$2.96	12/3/2019
	1,496	(4) (8)	1,068	1/1/2009	$0.80	1/20/2019
	—	(3)	42,857	4/14/2011	$7.00	4/13/2021

Gordon H. Link, Jr. …………………….	79,365	(3)	15,873	8/4/2008	$2.10	8/5/2018
	4,761	(5)	—	3/3/2010	$3.07	3/2/2020
	3,205	(3) (8)	641	8/1/2008	$0.80	9/11/2018
	—	(3)	70,238	4/14/2011	$7.00	4/13/2021

Kenneth Lynn ……………………………	95,833	(3)	4,167	2/25/2008	$2.10	8/5/2018
	2,564	(4) (8)	1,282	8/1/2008	$0.80	1/20/2019
	—	(3)	19,047	4/14/2011	$7.00	4/13/2021

W. Jay Ramsey, M.D., Ph.D. ……….	17,142	(4)	1,905	6/29/2007	$2.10	6/28/2017
	2,380	(3)	—	10/18/2002	$2.10	7/15/2018
	2,380	(3)	—	9/1/2004	$2.10	7/15/2018
	952	(4)	—	4/4/2005	$2.10	7/15/2018
	22,500	(3)	28,928	3/3/2010	$3.07	3/2/2020
	—	(3)	19,047	4/14/2011	$7.00	4/13/2021

(1)	Unless otherwise indicated, these options have a 10-year term.

(2)	This column shows options that were unvested as of December 31, 2011.

(3)
These options vest over a four-year period, with 25% of the options vesting on the first anniversary of the vesting commencement date and the remaining 75% of the options vesting in equal monthly installments thereafter over the next three years, subject to the recipient's continued employment with the Company through such vesting dates.

(4)
These options vest over a five-year period, with 20% of the options vesting on the first anniversary of the vesting commencement date and the remaining 80% of the options vesting in equal monthly installments thereafter over the next four years, subject to the recipient's continued employment with the Company through such vesting dates.

(5)	These options and were fully vested as of the date of grant.

(6)
Dr. Charles Link was granted a total option of 732,511 shares at $2.10 per share, which was amended on July 1, 2010 and split into separate grants of 468,037 with a price of $2.10 and 264,474 with a price of $4.20.

(7)
Dr. Nicholas Vahanian was granted a total option of 331,296 shares at $2.10 per share, which was amended on July 1, 2010 and split into separate grants of 313,673 with a price of $2.10 and 17,624 with a price of $4.20.

(8)	This number represents outstanding stock options to purchase stock in the Company that were issued on January 7, 2011 in exchange for options to purchase stock in our subsidiary, BPS.

Employment Agreements
The Company has entered into employment agreements with each of the named executive officers. The material terms of the agreements are summarized below.
Employment Agreement with Dr. Charles Link
On December 6, 2010, the Company entered into an employment agreement with Dr. Charles Link in connection with his employment as Chief Executive Officer. Pursuant to the employment agreement, Dr. Link earns an annual base salary, which is subject to annual review and adjustment by the Board of Directors. Currently, Dr. Link earns an annual base salary of $515,000. Dr. Link is also eligible to receive an annual performance bonus based on his achievement of certain milestones and performance objectives. Currently, Dr. Link's target bonus is set at 55% of his annual base salary.
The employment agreement with Dr. Link also provides that his employment with the Company is at-will and may be altered or terminated by either Dr. Link or the Company at any time. However, if the Company terminates Dr. Link's employment without just cause or if he resigns for good reason (other than in connection with a change-in-control of the Company), as long as Dr. Link executes a general release in favor of the Company, he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
The employment agreement with Dr. Link further provides that if the Company (or any surviving or acquiring corporation) terminates Dr. Link's employment without just cause or if he resigns for good reason within one month prior to or 13 months following the effective date of a change-in-control of the Company, as long as Dr. Link executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.

Employment Agreement with Dr. Nicholas Vahanian
On November 22, 2010, the Company entered into an employment agreement with Dr. Nicholas Vahanian in connection with his employment as President and Chief Medical Officer. Pursuant to the employment agreement, Dr. Vahanian earns an annual base salary, which is subject to annual review and adjustment by the Board of Directors. Currently, Dr. Vahanian earns an annual base salary of $400,000. Dr. Vahanian is also eligible to receive an annual performance bonus based on his achievement of certain milestones and performance objectives. Currently, Dr. Vahanian's target bonus is set at 45% of his annual base salary.
The employment agreement with Dr. Vahanian also provides that his employment with the Company is at-will and may be altered or terminated by either Dr. Vahanian or the Company at any time. However, if the Company terminates Dr. Vahanian's employment without just cause or if he resigns for good reason (other than in connection with a change-in-control of the Company), as long as Dr. Vahanian executes a general release in favor of the Company, he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
The employment agreement with Dr. Vahanian further provides that if the Company (or any surviving or acquiring corporation) terminates Dr. Vahanian's employment without just cause or if he resigns for good reason within one month prior to or 13 months following the effective date of a change-in-control of the Company, as long as Dr. Vahanian executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
Employment Agreement with Mr. Gordon Link
On November 22, 2010, the Company entered into an employment agreement with Mr. Gordon Link in connection with his employment as Chief Financial Officer. Pursuant to the employment agreement, Mr. Link earns an annual base salary, which is subject to annual review and adjustment by the Board of Directors. Currently, Mr. Link earns an annual base salary of $278,300. Mr. Link is also eligible to receive an annual performance bonus based on his achievement of certain milestones and performance objectives. Currently, Mr. Link's target bonus is set at 35% of his annual base salary.
The employment agreement with Mr. Link also provides that his employment with the Company is at-will and may be altered or terminated by either Mr. Link or the Company at any time. However, if the Company terminates Mr. Link's employment without just cause or if he resigns for good reason (other than in connection with a change-in-control of the Company), as long as Mr. Link executes a general release in favor of the Company, he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
The employment agreement with Mr. Link further provides that if the Company (or any surviving or acquiring corporation) terminates Mr. Link's employment without just cause or if he resigns for good reason within one month prior to or 13 months following the effective date of a change-in-control of the Company, as long as Mr. Link executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
Employment Agreement with Mr. Kenneth Lynn
On November 22, 2010, the Company entered into an employment agreement with Mr. Kenneth Lynn in connection with his employment as Executive Vice President, Business Development. Pursuant to the employment agreement, Mr. Lynn earned an annual base salary, which was subject to annual review and adjustment by the Board of Directors. Mr. Lynn earned an annual base salary of $270,800. Mr. Lynn was also eligible to receive an annual performance bonus based on his achievement of certain milestones and performance objectives. Most recently, Mr. Lynn's target bonus was set at 30% of his annual base salary. On June 27, 2012, Mr. Lynn resigned as an officer of the Company and his employment agreement was terminated by mutual agreement.

The employment agreement with Mr. Lynn also provided that his employment with the Company was at-will and could be altered or terminated by either Mr. Lynn or the Company at any time. However, if the Company terminated Mr. Lynn's employment without just cause or if he resigned for good reason (other than in connection with a change-in-control of the Company), as long as Mr. Lynn executes a general release in favor of the Company, he would be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
The employment agreement with Mr. Lynn further provided that if the Company (or any surviving or acquiring corporation) terminated Mr. Lynn's employment without just cause or if he resigned for good reason within one month prior to or 13 months following the effective date of a change-in-control of the Company, as long as Mr. Lynn executed a general release in favor of the Company (or any surviving or acquiring corporation), he would be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
Employment Agreement with Dr. W. Jay Ramsey
On November 22, 2010, the Company entered into an employment agreement with Dr. W. Jay Ramsey in connection with his employment as Quality Assurance and Quality Control Officer. Pursuant to the employment agreement, Dr. Ramsey earns an annual base salary, which is subject to annual review and adjustment by the Board of Directors. Currently, Dr. Ramsey earns an annual base salary of $272,900. Dr. Ramsey is also eligible to receive an annual performance bonus based on his achievement of certain milestones and performance objectives. Currently, Dr. Ramsey's target bonus is set at 30% of his annual base salary.
The employment agreement with Dr. Ramsey also provides that his employment with the Company is at-will and may be altered or terminated by either Dr. Ramsey or the Company at any time. However, if the Company terminates Dr. Ramsey's employment without just cause or if he resigns for good reason (other than in connection with a change-in-control of the Company), as long as Dr. Ramsey executes a general release in favor of the Company, he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
The employment agreement with Dr. Ramsey further provides that if the Company (or any surviving or acquiring corporation) terminates Dr. Ramsey's employment without just cause or if he resigns for good reason within one month prior to or 13 months following the effective date of a change-in-control of the Company, as long as Dr. Ramsey executes a general release in favor of the Company (or any surviving or acquiring corporation), he will be entitled to receive certain payments and other benefits, which are described in more detail under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this definitive proxy statement.
Potential Payments Upon Termination or Change in Control
Under the terms of employment agreements with our named executive officers, if the Company terminates a named executive officer's employment for “cause” or a named executive officer resigns without “good reason,” such named executive officer is entitled to the following: (i) any salary earned but unpaid prior to termination, (ii) any benefits accrued prior to termination, (iii) all accrued but unused vacation and (iv) any business expenses that were incurred but not reimbursed as of the date of termination (collectively, the “Accrued Obligations”). Following such termination, vesting of such named executive officer's then outstanding stock options shall cease on the date of such termination.
Under the terms of employment agreements with the named executive officers, if the Company terminates a named executive officer's employment without just cause or a named executive officer resigns with good reason (other than in connection with a change in control of the Company), and in each case such named executive officer signs a general release and written acknowledgment of his continuing obligations under his confidentiality and inventions assignment agreement with the Company, such named executive officer is entitled to the following: (i) payment of the Accrued Obligations; (ii) depending on the named executive officer and as described in the tables below, the equivalent of 24, 12 or 6 months of such named executive officer's base salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions; and (iii) depending on the named executive officer and as described in the tables below, payment of such named executive officer's COBRA premiums for 24, 12 or 6 months to be paid in order for such named executive officer to maintain medical insurance coverage that is substantially equivalent to that which such named executive officer received immediately prior to the termination payment of premiums for his group health insurance. In the event that such named executive officer breaches his confidentiality, non-compete or non-solicitation obligations under his confidentiality and inventions assignment agreement with the Company, the payments described above, except for the Accrued Obligations, shall cease, and the Company shall have no further obligations to such named executive officer with respect thereto. The Company's obligation to pay such named executive officer's COBRA premiums ceases upon such named executive officer's eligibility for comparable coverage provided by a new employer.
Under the terms of the employment agreements with the named executive officers, if the Company (or any surviving or acquiring corporation) terminates a named executive officer's employment without cause or a named executive officer resigns with good reason within one month prior to or 13 months following the effective date of a change in control of the Company (either constituting a “Change of Control Termination”), and in each case such named executive officer signs a general release and written acknowledgment of his continuing obligations under his confidentiality and inventions assignment agreement with the Company, such named executive officer is entitled to the following: (i) payment of the Accrued Obligations; (ii) depending on the named executive officer and as described in the tables below, the equivalent of 24, 12 or 6 months of such named executive officer's base salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions; (iii) depending on the named executive officer and as described in the tables below, payment of such named executive officer's COBRA premiums for 24, 12 or 6 months to be paid in order for such named executive officer to maintain medical insurance coverage that is substantially equivalent to that which such named executive officer received immediately prior to the termination payment of premiums for his group health insurance; and (iv) the Company will vest 100% of the shares subject to such named executive officer's options and such vesting shall occur upon the occurrence of the change of control in the case of a Change of Control Termination occurring prior to the change in control or upon termination in the case of a Change of Control Termination occurring after the change of control. If a named executive officer breaches his confidentiality, non-compete or non-solicitation obligations under his confidentiality and inventions assignment agreement with the Company, the payments described above, except for the Accrued Obligations, shall cease, and the Company shall have no further obligations to such named executive officer with respect thereto. The Company's obligation to pay such named executive officer's COBRA premiums ceases upon such named executive officer's eligibility for comparable coverage provided by a new employer.
The following tables reflect the estimated potential payments that would be payable to each named executive officer upon a termination or change-in-control of the Company under the terms of his employment agreement. The amounts shown reflect only the additional payments or benefits that each named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. For purposes of calculating the potential payments set forth in the tables below, we have assumed that (i) the date of termination was December 31, 2011 and (ii) the stock price was $7.04.

Charles J. Link, Jr., M.D.	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change in Control)
Cash Payments
Cash Severance	—		$970,000	(1)	$970,000	(1)
Long-Term Incentives
Stock Options (Unvested and Accelerated)	—		—		$1,190,870	(2)
Benefits and Perquisites
Accrued Obligations	$55,962	(3)	$55,962	(3)	$55,962	(3)
Benefits Continuation	—		$22,934	(4)	$22,934	(4)
Total Payments Upon Termination	$55,962		$1,048,896		$2,239,766

(1)	Amount represents 24 months of his base salary then in effect.
(2)
Amount represents the in-the-money value of unvested stock options as of December 31, 2011, using the value of the Company's common stock on December 31, 2011 based on the value of the Company's common stock used for purposes of calculating compensation expense under FASB ASC topic 718. The number of shares underlying such stock options and the exercise price thereof are reflected in the columns entitled “Number of Shares Underlying Unexercised Options-Unexercisable” and “Option Exercise Price,” respectively, in the “Outstanding Equity Awards at December 31, 2011” table set forth on page 40 of this definitive proxy statement.

(3)	Amount represents $55,962 in accrued vacation.
(4)	Amount represents 24 months of COBRA premiums.

Nicholas N. Vahanian, M.D.	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change in Control)
Cash Payments
Cash Severance	—		$343,600	(1)	$343,600	(1)
Long-Term Incentives
Stock Options (Unvested and Accelerated)	—		—		$1,323,770	(2)
Benefits and Perquisites
Accrued Obligations	$31,730	(3)	$31,730	(3)	$31,730	(3)
Benefits Continuation	—		$11,467	(4)	$11,467	(4)
Total Payments Upon Termination	$31,730		$386,797		$1,710,567

(1)	Amount represents 12 months of his base salary then in effect.
(2)
Amount represents the in-the-money value of unvested stock options as of December 31, 2011, using the value of the Company's common stock on December 31, 2011 based on the value of the Company's common stock used for purposes of calculating compensation expense under FASB ASC topic 718. The number of shares underlying such stock options and the exercise price thereof are reflected in the columns entitled “Number of Shares Underlying Unexercised Options-Unexercisable” and “Option Exercise Price,” respectively, in the “Outstanding Equity Awards at December 31, 2011” table set forth on page 40 of this definitive proxy statement.

(3)	Amount represents $31,730 in accrued vacation.
(4)	Amount represents 12 months of COBRA premiums.

Gordon H. Link, Jr.	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change in Control)
Cash Payments
Cash Severance	—		$131,900	(1)	$131,900	(1)
Long-Term Incentives
Stock Options (Unvested and Accelerated)	—		—		$85,223	(2)
Benefits and Perquisites
Accrued Obligations	$23,346	(3)	$23,346	(3)	$23,346	(3)
Benefits Continuation	—		$5,734	(4)	$5,734	(4)
Total Payments Upon Termination	$23,346		$160,980		$246,203

(1)	Amount represents six months of his base salary then in effect.

(2)
Amount represents the in-the-money value of unvested NewLink stock options as of December 31, 2011, using the value of the Company's common stock on December 31, 2011 based on the value of our common stock used for purposes of calculating compensation expense under FASB ASC topic 718. The number of shares underlying such stock options and the exercise price thereof are reflected in the columns entitled “Number of Shares Underlying Unexercised Options-Unexercisable” and “Option Exercise Price,” respectively, in the “Outstanding Equity Awards at December 31, 2011” table set forth on page 40 of this definitive proxy statement.

(3)	Amount represents $23,346 in accrued vacation.

(4)	Amount represents six months of COBRA premiums.

Kenneth Lynn (1)	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change in Control)
Cash Payments
Cash Severance	—		$127,750	(2)	$127,750	(2)
Long-Term Incentives
Stock Options (Unvested and Accelerated)	—		—		$29,347	(3)
Benefits and Perquisites
Accrued Obligations	$8,363	(4)	$8,363	(4)	$8,363	(4)
Benefits Continuation	—		$5,734	(5)	$5,734	(5)
Total Payments Upon Termination	$8,363		$141,847		$171,194

(1)	On June 27, 2012, Mr. Lynn resigned as an officer of the Company and effective August 10, 2012, Mr. Lynn's employment with the Company was terminated.

(2)	Amount represents six months of his base salary then in effect.

(3)
Amount represents the in-the-money value of unvested NewLink stock options as of December 31, 2011, using the value of the Company's common stock on December 31, 2011 based on the value of our common stock used for purposes of calculating compensation expense under FASB ASC topic 718. The number of shares underlying such stock options and the exercise price thereof are reflected in the columns entitled “Number of Shares Underlying Unexercised Options-Unexercisable” and “Option Exercise Price,” respectively, in the “Outstanding Equity Awards at December 31, 2011” table set forth on page 40 of this definitive proxy statement.

(4)	Amount represents $8,363 in accrued vacation.

(5)	Amount represents six months of COBRA premiums.

W. Jay Ramsey, M.D., Ph.D.	Termination For Just Cause or Resignation Without Good Reason		Termination Without Just Cause or Resignation With Good Reason		Termination Without Just Cause or Resignation With Good Reason (in connection with a Change in Control)
Cash Payments
Cash Severance	—		$127,500	(1)	$127,500	(1)
Long-Term Incentives
Stock Options (Unvested and Accelerated)	—		—		$125,132	(2)
Benefits and Perquisites
Accrued Obligations	$16,690	(3)	$16,690	(3)	$16,690	(3)
Benefits Continuation	—		$3,537	(4)	$3,537	(4)
Total Payments Upon Termination	$16,690		$147,727		$272,859

(1)	Amount represents six months of his base salary then in effect.

(2)
Amount represents the in-the-money value of unvested NewLink stock options as of December 31, 2011, using the value of the Company's common stock on December 31, 2011 based on the value of our common stock used for purposes of calculating compensation expense under FASB ASC topic 718. The number of shares underlying such stock options and the exercise price thereof are reflected in the columns entitled “Number of Shares Underlying Unexercised Options-Unexercisable” and “Option Exercise Price,” respectively, in the “Outstanding Equity Awards at December 31, 2011” table set forth on page 40 of this definitive proxy statement.

(3)	Amount represents $16,690 in accrued vacation.

(4)	Amount represents six months of COBRA premiums.

Option Acceleration Under Equity Incentive Plans
Under our 2009 Equity Incentive Plan, the vesting of stock options granted to our employees and officers may be accelerated in connection with specified corporate transactions and change in control transactions.
Under the terms of the employment agreements with the named executive officers, if the Company (or any surviving or acquiring corporation) terminates a named executive officer's employment without just cause or a named executive officer resigns with good reason within one month prior to or 13 months following the effective date of a change in control of the Company, the Company will vest 100% of the shares subject to such named executive officer's options.
In addition, in the event of a change in control of the Company, the Company will vest 100% of the shares subject to each Director's options.

Other than as set forth above, none of our other option grants provide for acceleration of vesting of any options in connection with such a transaction, unless the acquirer does not assume outstanding option grants.
Confidential Information and Inventions Agreement
Each of our named executive officers has entered into a form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.
Non-Employee Director Compensation
The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2011.

2011 Director Compensation

Name	Option Awards ($) (1)		Total ($)
Thomas A. Raffin, M.D.	$198,530	(2)	$198,530
Paul Edick	$48,749	(3)	$48,749
David J. Lundquist	—	(4)	—
Ernest J. Talarico, III	—	(5)	—
Joseph Saluri	—	(6)	—
Sarah Alexander M.D., F.A.C.P.	—	(7)	—

(1)
The amounts shown in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year to the non-employee directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate these amounts, see note 2(l) to the financial statements included in the Original Report.

(2)	Grant date fair value of 51,190 options granted in 2011: $198,530. Total number of shares subject to stock options outstanding as of December 31, 2011: 115,931 shares.

(3)	Grant date fair value of 11,904 options granted in 2011: $48,749. Total number of shares subject to stock options outstanding as of December 31, 2011: 11,904 shares.

(4)	Total number of shares subject to stock options outstanding as of December 31, 2011: 55,950 shares.

(5)	Total number of shares subject to stock options outstanding as of December 31, 2011: 123,620 shares.

(6)	Total number of shares subject to stock options outstanding as of December 31, 2011: 33,331 shares.

(7)	Total number of shares subject to stock options outstanding as of December 31, 2011: 45,235 shares.

The Company's Non-Employee Directors Stock Award Plan, or Directors' Plan, became effective upon closing of the Company's initial public offering. Under the Directors' Plan, for service on the Board of Directors, each non-employee director receives an initial option grant of 11,904 shares of the Company's common stock, of which 33% vests on the first anniversary of the director's election or appointment and the remainder vests on a monthly basis over the subsequent two years. Additionally, each non-employee director receives, during the term of his or her service on the Board of Directors, an annual option grant of 7,143 shares, plus 3,571 shares for service as chair of the Audit, Compensation or Nominating and Corporate Governance Committee, or as Lead Independent Director. In addition, a director receives 2,381 shares for service as a member of (but not as chair of) the Audit, Compensation and/or Nominating and Corporate Governance Committee. For example, a director serving as chair of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee would receive, immediately following the date of our annual meeting of stockholders, an annual grant of 15,476 shares (i.e., 7,143 + 3,571 + 2,381 + 2,381). The annual option grants vest as to 50% of the shares one year after the date of grant and the remainder over the succeeding twelve months.

No cash compensation was paid to directors in 2011 and, historically, we have not provided cash compensation to any directors for serving on the Board of Directors or committees of the Board of Directors. Commencing in 2012, the Company pays annual cash retainers to directors (other than executive officers) as follows:

All Directors (other than executive officers)	$50,000
Lead Independent Director	$15,000
Audit Committee Chair	$20,000
Other Audit Committee Members	$13,500
Compensation Committee Chair	$14,000
Other Compensation Committee Members	$7,500
Nominating and Corporate Governance Committee Chair	$7,500
Other Nominating and Corporate Governance Committee Members	$5,000

Payments for service as lead director, committee chair or committee member are in addition to payment for service as a director. Payments will be made quarterly beginning on the first day of the quarter following closing of the initial public offering.
We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

Certain Relationships and Related Transactions, and Director Independence

The following is a description of transactions since January 1, 2011, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described in more detail in the Compensation Discussion and Analysis beginning on page 25 of this definitive proxy statement. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Preferred Stock Financings

Between December 1, 2010 and June 30, 2011, we issued and sold to investors an aggregate of 408,320 shares of our Series E preferred stock at a purchase price of $31.25 per share, for aggregate consideration of $12.7 million. We also issued 276,304 shares of our Series E preferred stock as consideration for our acquisition of the minority interest in our majority owned subsidiary, BPS, of which 221,066 shares were issued on January 7, 2011 and 55,238 shares were issued on August 12, 2011.

The participants in these preferred stock financings included the following directors, officers and holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings. Upon completion of the Company's initial public offering, each share of Series E preferred stock converted into approximately 5.252 shares of our common stock.

Name	Shares of Series E Convertible Preferred Stock
5% or Greater Stockholders
Stine Seed Farm Inc.	320,000

Executive Officers and Directors
Charles J. Link, Jr., M.D.	51,960(1)
Thomas Raffin, M.D.	1,732(1)
David J. Lundquist	5,257(1)
Nicholas N. Vahanian, M.D.	13,856(1)
Ernest J. Talarico, III	1,732(1)

(1)	These shares were issued as consideration for our acquisition of the minority interest in our majority owned subsidiary, BPS.

Agreements With Our Stockholders

We have entered into an investor rights agreement with holders of our convertible preferred stock and warrants to purchase shares of our common stock. The investor rights agreement provides that holders of preferred stock and warrants to purchase common stock have the right to (a) demand that we file a registration statement, subject to certain limitations, and (b) request that their shares be covered by a registration statement that we are otherwise filing. See the “Amended and Restated Investor Rights Agreement” in Exhibit No. 4 to the Quarterly Report on Form 10-Q filed May 10, 2012 for a further discussion of these registration rights.

We have also entered into a right of first refusal and co-sale agreement with holders of convertible preferred stock and certain other stockholders. This agreement provides the holders of preferred stock a right of purchase and of co-sale in respect of sales of securities by certain holders of common stock. These rights of purchase and co-sale will terminate upon the closing of this offering.

We have also entered into a voting agreement with our equity holders that contains agreements with respect to the election of the Board of Directors and its composition. The voting agreement will terminate upon the closing of this offering.

Each of the transactions noted above were entered into prior to our adoption of a written related party transaction policy, which is described below.

BPS Preferred Stock Financings

Between December 30, 2005 and February 28, 2006, BPS entered into Series A Preferred Stock Purchase Agreements pursuant to which BPS issued and sold to investors an aggregate of 1,444,721 shares of its Series A preferred stock at a purchase price of $1.75 per share, for aggregate consideration of $2.5 million.

Between December 22, 2009 and September 7, 2010, BPS entered into Series B Preferred Stock Purchase Agreements pursuant to which BPS issued and sold to investors an aggregate of 555,930 shares of its Series B preferred stock at a purchase price of $1.75 per share, for aggregate consideration of $973,000.

Acquisition of BioProtection Systems Corporation

On January 7, 2011, we acquired all of the minority interest in our majority-owned subsidiary, BPS, by merging a newly-formed subsidiary of ours with BPS, with BPS as the surviving corporation. In connection with this transaction, we issued 276,304 shares of our Series E preferred stock to the former holders of BPS Series B common stock, Series A preferred stock and Series B preferred stock (other than the Company). 221,066 of the shares of our Series E preferred stock were issued to the holders of the BPS Series B common stock, Series A preferred stock and Series B preferred stock upon the closing of the merger. The remaining 55,238 shares of our Series E preferred stock were held back to satisfy any indemnity obligations under the merger agreement. The remaining 55,238 shares subject to the holdback were issued August 12, 2011. As a result of this transaction, BPS became a wholly-owned subsidiary of the Company and our note was converted into Series B preferred stock of BPS. All options to purchase shares of BPS stock became options to purchase a total of 50,641 shares of our common stock.

In this transaction, shares of our Series E preferred stock were issued to our officers and directors as follows:

Name	Shares of Series E Preferred Stock Issued at Closing of the Merger	Shares of Series E Preferred Stock Issued August 12, 2011
Charles J. Link, Jr., M.D.	41,568	10,392
Nicholas N. Vahanian, M.D.	11,085	2,771
Thomas A. Raffin, M.D.	1,386	346
Ernest J. Talarico, III	1,386	346

In addition, the following directors and officers of NewLink who are also directors or officers of BPS exchanged their BPS stock options for options to acquire NewLink common stock as follows:

Name	Options to Acquire BPS Series B Common Stock	Options to Acquire NewLink Common Stock
Charles J. Link, Jr., M.D.	20,000	2,564
Nicholas N. Vahanian, M.D.	20,000	2,564
Thomas A. Raffin, M.D.	50,000	6,410
Ernest J. Talarico, III	45,000	5,770

The acquisition of BPS was recommended by a special committee of the Board of Directors consisting of Dr. Alexander and Messrs. Lundquist and Saluri, none of whom served as directors of BPS. Dr. Alexander and Mr. Saluri did not own any shares or options in BPS. The David Lundquist Revocable Trust owned shares of Series A Preferred Stock in BPS.

Policies and Procedures for Related Person Transactions

The Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the Audit Committee of the Board of Directors. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unaffiliated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent, with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Indebtedness of Management and Related Agreements

In 2008, in connection with his commencement of employment and relocation to Ames, Iowa, we entered into a loan agreement with Mr. Gordon Link, our Chief Financial Officer. Pursuant to the terms of this agreement, we loaned Mr. Link $500,000 for the purchase of a principal residence. This note was secured by Mr. Link's residence and had an interest rate of 2.42% per year. In May 2010, Mr. Link repaid the loan in full and we forgave accrued interest of $10,052.

In 2008, we entered into a loan agreement with Dr. Charles Link, our Chief Executive Officer. Pursuant to this agreement, we loaned Dr. Link $225,000 for personal purposes. This loan had an interest rate of 6% per year. In January 2009, we granted Dr. Link a bonus of $78,149, which was applied to the principal due on the loan. In April 2009, Dr. Link repaid the remaining principal and accrued interest on the loan.

In 2009, we entered into another loan agreement with Dr. Link. Pursuant to this agreement, we loaned Dr. Link $350,000 for personal purposes. This loan had an interest rate of 6% per year. In July 2010, we forgave the loan and accrued interest of $25,170 and granted Dr. Link a $180,226 bonus to pay the taxes incurred as a result of such extinguishment. To offset the forgiveness and the bonus payment, the exercise price of options to purchase 264,474 shares of common stock held by Dr. Link was increased from $2.10 per share to $4.20 per share and Dr. Link agreed to exercise the higher priced options prior to exercising any lower priced options to purchase our common stock.

In 2000, we loaned Dr. Vahanian, our President and Chief Medical Officer $31,500. This loan had an interest rate of 6.71% per year. In July 2010, we forgave the remaining balance of $25,000 and all accrued interest and granted Dr. Vahanian a $12,010 bonus to pay the taxes incurred as a result of such extinguishment. To offset the forgiveness and the bonus payment, the exercise price of options to purchase 17,624 shares of common stock held by Dr. Vahanian was increased from $2.10 per share to $4.20 per share and Dr. Vahanian agreed to exercise the higher priced options prior to exercising any lower priced options to purchase our common stock.

In 2008, we entered into another loan agreement with Dr. Vahanian. Pursuant to this agreement, we loaned Dr. Vahanian $125,000 for personal purposes. This loan had an interest rate of 6% per annum. In January 2009, we granted Dr. Vahanian a bonus of $55,037, which was applied to the principal due on the loan. In April 2009, Dr. Vahanian repaid the remaining principal and all accrued interest on the loan.

In 2006, BPS entered into a loan agreement with Dr. Charles Link. Pursuant to this agreement, BPS loaned Dr. Link $75,000 to facilitate the exercise of stock options. The loan had an interest rate of 5.01% per annum. In March 2010 and May 2010, BPS forgave a total of $30,000 of the principal amount of the loan plus $13,517 of interest accrued on the loan. In March 2010, BPS paid Dr. Link a cash bonus of $15,000 to cover related tax liability. In October 2010, BPS paid Dr. Link a bonus of $50,000 gross, of which $33,775 was net and was applied to the principal due on the loan. In November 2010, Dr. Link repaid the remaining principal and all accrued interest on the loan.

In 2006, BPS entered into a loan agreement with Dr. Vahanian. Pursuant to this agreement, BPS loaned Dr. Vahanian $20,000 to facilitate the exercise of stock options. The loan had an interest rate of 5.01%. In March 2010 and May 2010, BPS forgave a total of $8,000 of the principal amount of the loan plus $3,604 of interest accrued on the loan and paid Dr. Vahanian a cash bonus, a portion of which was used to cover the related tax liability. In October 2010, Dr. Vahanian repaid the remaining principal and all accrued interest on the loan.

Limitation of Liability and Indemnification

Our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by law and permit us to indemnify our officers, employees and other agents as set forth under Delaware law. We will indemnify any such person in connection with a proceeding initiated by such person only if such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors, the indemnification is provided by us, in our sole discretion, pursuant to the Delaware General Corporation Law or other applicable law or is otherwise expressly required by our amended and restated bylaws. Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other agents under specified circumstances and subject to specified limitations. Delaware law also permits a corporation to not hold its directors personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions;

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity. We have obtained directors' and officers' liability insurance to cover certain liabilities described above.

We have entered into indemnity agreements with each of our directors that require us to indemnify such persons against any and all expenses, including attorneys' fees, witness fees, judgments, fines, settlements and other amounts incurred, including expenses of a derivative action, in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry hearing or investigation, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of our company, provided that such person's conduct did not constitute a breach of his or her duty of loyalty to us or our stockholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors of our company.

At present, there is no pending litigation or proceeding involving a director or officer of our company for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are NewLink Genetics Corporation stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or NewLink Genetics Corporation. Direct your written request to Corporate Secretary, NewLink Genetics Corporation, 2503 South Loop Drive, Ames, IA 50010 or contact Corporate Secretary at 515-598-2925. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Secretary
September 21, 2012
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Corporate Secretary, NewLink Genetics Corporation, 2503 South Loop Drive, Suite 5100, Ames, IA 50010.

NewLink Genetics Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 2, 2012.
Vote by Internet
•Go to www.envisionreports.com/NLNK
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website
Vote by telephone
•Call toll free 1-800-652-VOTE (8683) within the USA, UA territories & Canada on a touch tone telephone
•Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals - The Board of Directors recommends that you vote “FOR” proposals 1, 2, and 4 and for every “ONE YEAR” for proposal 3.
1.	Nominees:	For	Withhold
	01 - Ernest J. Talarico, III	☐	☐
To elect the director named above, to hold office until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified.

				For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement.			☐	☐	☐	3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named Executive officers.	☐	☐	☐	☐

4.	Approve the selection of KPMG LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2012.			☐	☐	☐

B	Non-Voting Items
Change of Address - Please print new address below.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

PLEASE SIGN BELOW exactly as name(s) appear at left and PRINT YOUR NAME BENEATH YOUR SIGNATURE. Indicate, where proper, official position or representative capacity. For stock held in joint tenancy, each joint tenant should sign.

	Date (mm/dd/yyyy) - Please print date below.				Signature 1 - Please keep signature within the box.				Signature 2 - Please keep signature within the box.

1UPX

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -- NewLink Genetics Corporation

Notice of 2012 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - November 2, 2012
The undersigned hereby appoints Gordon H. Link, Jr. and Carl Langren, or either of them acting alone, with the full power of substitution, as proxies to represent and vote, as designated below, all shares of capital stock of NewLink Genetics Corporation registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at NewLink Genetics, 2503 South Loop Drive, Suite 5100, Ames, IA 50010, on November 2, 2012, at 9:00 a.m local time, and at all adjournments thereof. The undersigned hereby revokes all proxies previously granted with respect to such meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.
The Board of Directors recommends that you vote “FOR” proposals 1, 2, and 4 and for every “ONE YEAR” for proposal 3.
(Items to be voted appear on reverse side.)